UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the registrant    ☒

Filed by a party other than the registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CYS Investments, Inc.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule, or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

890 Winter Street, Suite 200

Waltham, Massachusetts 02451

March 27, 2013

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

On behalf of the Board of Directors, it is my pleasure to invite you to our 2013 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the offices of K&L Gates LLP, State Street Financial Center, One Lincoln Street, 19th Floor, Boston, Massachusetts 02111, on Friday, May 10, 2013, at 9:30 a.m., Eastern Time, for the purposes set forth below:

1.	To elect the Board of Directors, with each director serving a one-year term and until his or her successor is elected and qualified;

2.	To approve our 2013 Equity Incentive Plan;

3.	To hold an advisory vote on named executive officer (“NEO”) compensation;

4.	To ratify the selection of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year ending December 31, 2013; and

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

**PLEASE VOTE NOW**	YOUR VOTE IS IMPORTANT	**PLEASE VOTE NOW**

Stockholders of record at the close of business on March 8, 2013 will be entitled to notice of and to vote at the Annual Meeting. It is important your shares are represented at the Annual Meeting regardless of the size of your holdings. Whether or not you plan to attend the Annual Meeting in person, please vote your shares as promptly as possible via the internet, by telephone, or by signing, dating, and returning your proxy card. Voting promptly saves us the expense of a second mailing or telephone campaign and reduces the risk that the Annual Meeting is adjourned because of the lack of a quorum. Voting via the internet or by telephone helps reduce postage and proxy tabulation costs.

Stockholders please note that the New York Stock Exchange regulations require you to vote this proxy in order for your shares to be counted in proposals (1) through (3). Your broker will not have any discretion to vote your shares on your behalf for these matters without direction from you.

If you wish to attend the Annual Meeting in person, please register in advance by emailing Investor Relations at ir@cysinv.com or by phone at (617) 639-0440. Attendance at the Annual Meeting will be limited to persons that register in advance and present proof of stock ownership on the record date and picture identification. If you hold shares directly in your name as the stockholder of record, proof of ownership could include a copy of your account statement or a copy of your stock certificate(s). If you hold shares through an intermediary, such as a broker, bank or other nominee, proof of stock ownership could include a proxy from your broker, bank or other nominee or a copy of your brokerage or bank account statement. Additionally, if you intend to vote your shares at the meeting and hold your shares through an intermediary, you must request a “legal proxy” from your broker, bank or other nominee and bring this legal proxy to the meeting.

We have enclosed a proxy statement, proxy card and self-addressed envelope. Please complete, date and sign the proxy card and return it promptly in the envelope provided, which requires no postage if mailed in the United States. As detailed on the proxy card, you also may vote by telephone or on the internet. If you attend the Annual Meeting, you may withdraw your proxy and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS,

Thomas A. Rosenbloom

Secretary

2013 ANNUAL MEETING OF STOCKHOLDERS

OF

CYS INVESTMENTS, INC.

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors (the “Board of Directors” or the “Board”) of CYS Investments, Inc. (the “Company,” “we” or “us”) for use at our 2013 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, May 10, 2013, at 9:30 a.m., Eastern Time, at the offices of K&L Gates LLP, State Street Financial Center, One Lincoln Street, 19th Floor, Boston, Massachusetts 02111, and at any adjournment or postponement of the meeting, and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement, the accompanying proxy card and our annual report to stockholders, which includes our annual report on Form 10-K with audited financial statements for the year ended December 31, 2012, are first being sent to our stockholders on or about April 3, 2013.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on Friday, May 10, 2013: This proxy statement, the accompanying proxy card and our annual report to stockholders are available on the internet at www.cysinv.com. On this site, you will be able to access this proxy statement, the accompanying proxy card, our annual report to stockholders, and any amendments or supplements to the foregoing material that is required to be furnished to stockholders.

QUESTIONS AND ANSWERS

Q.	How will we solicit proxies for the Annual Meeting?

A.	We are soliciting proxies by mailing this proxy statement and proxy card to our stockholders. In addition to solicitation by mail, some of our directors, officers and employees may make additional solicitations by telephone or in person without extra pay. In addition we have retained Georgeson Inc. to assist us in the solicitation of proxies. We will pay Georgeson Inc. a proxy solicitation fee in the amount of $8,500 for its services in connection with the solicitation of proxies. We also will reimburse Georgeson Inc. for its reasonable out-of-pocket costs and expenses incurred in connection with the solicitation of proxies. We will pay the solicitation costs and will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to beneficial owners.

Q.	Who is entitled to vote?

A.	All stockholders of record as of the close of business on March 8, 2013, which is the record date, are entitled to vote at the Annual Meeting.

Q.	What is the quorum for the Annual Meeting?

A.

A quorum at the Annual Meeting will consist of a majority of the votes entitled to be cast by the holders of all shares of common stock outstanding. No business may be conducted at the meeting if a quorum is not present. As of the record date, 174,783,499 shares of our common stock were issued and outstanding. If less than a majority of our outstanding shares entitled to vote are represented at the Annual Meeting, the chairman of the meeting may adjourn or postpone the Annual Meeting to another date, time or place, not later than 120 days after the original record date of March 8, 2013. Notice need not be given of the new date, time or place if announced at the meeting before an adjournment or postponement is taken.

Q.	How many votes do I have?

A.	You are entitled to one vote for each whole share of our common stock you held as of the record date. Our stockholders do not have the right to cumulate their votes for directors.

Q.	How do I vote?

A.	You may vote your shares at the Annual Meeting in person. If you cannot attend the Annual Meeting in person, or you wish to have your shares voted by proxy even if you do attend the Annual Meeting, you may vote by duly authorized proxy on the internet, by telephone or by mail. Maryland law provides that a vote by internet or telephone carries the same validity as your completion and delivery of a proxy card.

In order to vote on the internet, you must first go to http://www.investorvote.com/cys if you are a registered stockholder, or to http://www.proxy.com if you hold your shares through a broker. In either case, please have your proxy card in hand and follow the instructions.

In order to vote by telephone, you must call 1-(800)-652-VOTE if you are a registered stockholder or 1-(800)-454-VOTE if you hold your shares through a broker. In either case, please have your proxy card in hand and follow the instructions.

In order to vote by mail, please complete, date, sign and return the proxy card in the self-addressed stamped envelope provided.

Authorizing your proxy by one of the methods described above will not limit your right to attend the Annual Meeting and vote your shares in person. Your proxy (one of the individuals named in your proxy card) will vote your shares per your instructions. If you fail to provide instructions on a properly submitted proxy, your proxy will vote, as recommended by the Board of Directors, to elect (FOR) the director nominees listed in “Proposal 1—Election of Directors,” to approve (FOR) our 2013 Equity Incentive Plan as listed in “Proposal 2—2013 Equity Incentive Plan,” to approve (FOR) our NEO compensation as listed in “Proposal 3—Advisory Vote on Named Executive Officer Compensation” and in favor (FOR) of “Proposal 4—Ratification of Appointment of Independent Registered Public Accounting Firm.”

Q.	How do I vote my shares that are held by my broker?

A.	If you have shares held by a broker, you may instruct your broker to vote your shares by following the instructions that the broker provides to you. Most brokers allow you to authorize your proxy by mail, telephone and on the internet.

Q.	What am I voting on?

A.	You will be voting on:

•	Proposal 1: the election of eight directors to hold office until our 2014 annual meeting of stockholders and until their successors are duly elected and qualified;

•	Proposal 2: the approval of our 2013 Equity Incentive Plan;

•	Proposal 3: an advisory vote on NEO compensation; and

•	Proposal 4: the ratification of the appointment of Deloitte & Touche LLP to act as our independent registered public accounting firm for the year ending December 31, 2013.

Q.	What vote is required to approve the proposals assuming that a quorum is present at the Annual Meeting?

A.	Proposal	Required Vote to Approve the Proposal
	Election of Directors	A plurality of the votes cast.

	2013 Equity Incentive Plan	A majority of the votes cast; provided that the total votes cast on the proposal represent more than 50% of the votes entitled to be cast on the proposal.

	Advisory Vote on NEO Compensation	A majority of the votes cast.

	Ratification of the Appointment of out Independent Registered Public Accounting Firm	A majority of the votes cast.

Q.	How are abstentions and broker non-votes treated?

A.	A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Pursuant to Maryland law, abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not count “for” or “against” the election of directors, the 2013 Equity Incentive Plan, the advisory vote regarding NEO compensation or the ratification of Deloitte & Touche LLP as our independent public accountants, and thus will have no effect on the result of the vote on these proposals.

Under the rules of the New York Stock Exchange (the “NYSE”), brokerage firms may have the discretionary authority to vote their customers’ shares on certain routine matters for which they do not receive voting instructions, including the ratification of the independent registered public accounting firm. The uncontested election of directors and the approval of the 2013 Equity Incentive Plan are not considered “routine” matters for purposes of broker discretionary voting. Additionally, the Securities and Exchange Commission (the “SEC”) has specifically prohibited broker discretionary voting of uninstructed shares with respect to the advisory vote on NEO compensation.

Q.	Will there be any other items of business on the agenda?

A.	The Board of Directors does not know of any other matters that may be brought before the Annual Meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees for election to the Board of Directors. In the event that any other matter should come before the Annual Meeting or any nominee is not available for election, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their discretion.

Q.	What happens if I submit my proxy without providing voting instructions on all proposals?

A.	Proxies properly submitted will be voted at the Annual Meeting in accordance with your directions. If the properly-submitted proxy does not provide voting instructions on a proposal, the proxy will be voted to elect (FOR) each of the director nominees listed in “Proposal 1—Election of Directors,” to approve (FOR) our 2013 Equity Incentive Plan as listed in “Proposal 2—2013 Equity Incentive Plan,” to approve (FOR) our NEO compensation as listed in “Proposal 3—Advisory Vote on Named Executive Officer Compensation” and in favor (FOR) of “Proposal 4—Ratification of Appointment of Independent Registered Public Accounting Firm.”

Q.	Will anyone contact me regarding this vote?

A.	No arrangements or contracts have been made with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary. Some of our directors, officers and employees may make solicitations. Such solicitations may be made by mail, telephone, facsimile, e-mail or in person.

Q.	Who has paid for this proxy solicitation?

A.	We have paid the entire expense of preparing, printing and mailing the proxy materials and any additional materials furnished to stockholders. Proxies may be solicited by our directors, officers or employees personally or by telephone without additional compensation for such activities. We also will request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send appropriate solicitation materials to such beneficial owners. We will reimburse such holders for their reasonable expenses.

Q.	May stockholders ask questions at the Annual Meeting?

A.	Yes. There will be time allotted at the end of the meeting when our representatives will answer questions from the floor.

Q.	What does it mean if I receive more than one proxy card?

A.	It probably means your shares are registered differently and are in more than one account. Sign and return all proxy cards to ensure that all your shares are voted.

Q.	Can I change my vote after I have voted?

A.	Yes. Proxies properly submitted by mail, phone or the internet do not preclude a stockholder from voting in person at the meeting. A stockholder may revoke a proxy at any time prior to its exercise by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting by mail, phone or the internet a proxy to our corporate secretary bearing a later date or by appearing at the meeting and voting in person. Attendance at the meeting will not by itself constitute revocation of a proxy.

Q.	Can I find additional information on the Company’s web site?

A.	Yes. Our web site is located at www.cysinv.com. Although the information contained on our web site is not part of this proxy statement, you can view additional information on the web site, such as our corporate governance guidelines, our code of business conduct and ethics, charters of our board committees and reports that we file with the SEC.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight members. Each director serves a one-year term and until his or her successor is duly elected and qualified. The term for each director expires at each annual meeting of stockholders.

Our nominating and corporate governance committee analyzes the composition of our Board or Directors each year. As a result of this review, the nominating and corporate governance committee concluded that all of our current members should be nominated to serve another term. Our Board of Directors agreed with this conclusion.

At the 2013 Annual Meeting, directors will be elected to serve until the 2014 annual meeting and until their successors are duly elected and qualified. The Board of Directors has nominated our current directors, Kevin E. Grant, Tanya S. Beder, Douglas Crocker, II, Jeffrey P. Hughes, Stephen P. Jonas, Raymond A. Redlingshafer, Jr., James A. Stern and David A. Tyson, PhD to serve as directors (the “Nominees”) until the 2014 annual meeting and until their successors are duly elected and qualified. The Board of Directors anticipates that each Nominee will serve, if elected, as a director. However, if any Nominee is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend.

The Board of Directors recommends a vote FOR each Nominee.

Information Regarding the Nominees

We believe that all of the nominees are intelligent, collegial, insightful and proactive with respect to management and risk oversight, diligent and exercise good judgment. The biographical descriptions below set forth certain information with respect to each nominee for election as a director at the Annual Meeting, including the experience, qualifications, attributes or skills of each nominee that led us to conclude that such person should serve as a director.

Name	Age	Background Information
Kevin E. Grant	52

Mr. Grant has served as our Chief Executive Officer, President and the Chairman of our Board of Directors since our inception in January 2006. He also has served as our Chief Investment Officer since September 2011. Mr. Grant formed Sharpridge Capital Management, L.P. (“Sharpridge”), which was one of the sub-advisors to our former manager, in January 2005. Mr. Grant served as Chief Executive Officer of Sharpridge from its formation until its dissolution in February 2012. Mr. Grant served as the Chief Executive Officer and President of our former manager from January 2006 until August 2011. Prior to forming Sharpridge, Mr. Grant was Vice President and Portfolio Manager at Fidelity Investments (“Fidelity”). As a Portfolio Manager of Fidelity, Mr. Grant had direct or indirect responsibility for management of fixed income assets in mutual funds and institutional separate accounts. Over the course of his career at Fidelity, Mr. Grant’s mutual fund responsibilities included the Mortgage Securities Fund, Investment Grade Bond Fund, Total Bond Fund, the fixed income portion of Fidelity Puritan Fund and Strategic Income Fund. In addition, Mr. Grant managed many separate accounts for Fidelity’s institutional clients. Prior to joining Fidelity in 1993, Mr. Grant was head of Mortgage Strategy for Morgan Stanley & Co. Incorporated. He began his investing career at Aetna Bond Investors in 1985.

We believe that Mr. Grant should serve as a member of our Board of Directors due to his long and distinguished career as a residential mortgage-backed securities and fixed income portfolio manager.

Name	Age	Background Information

Tanya S. Beder	57

Ms. Beder has served as a member of our Board of Directors since May 2012. She currently serves as the Chairman & CEO of SBCC Group Inc. (“SBCC”), which she founded in 1987. SBCC is an independent advisory firm whose projects include assisting corporate management, institutional investors, large financial firms and other clients in solving complex financial problems under crisis and providing strategic advice to seize opportunities. Ms. Beder also currently serves on the board of the American Century mutual fund complex in Mountain View, California, where she chairs the Risk Committee and is a member of the Portfolio Committee. Previously Ms. Beder was the Chief Executive Officer of Tribeca Global Management LLC, a $2.6 billion fund with operations in Singapore, London and New York; Managing Director of Caxton Associates LLC, a $10 billion asset management firm and President of Capital Market Risk Advisors, Inc. Ms. Beder also spent time in various positions with The First Boston Corporation (now Credit Suisse) where she was a part of the first team of derivatives traders and marketers for currency and interest rate swaps, caps, collars, floors, futures and options, designed and established a fixed income research area regarding derivatives and applications to mortgage-backed securities, collateralized mortgage obligations and asset-backed securities and capital market transactions. In January 2013, she was appointed to the Presidents’ Circle of the National Academies, after serving 6 years at the National Academy of Sciences on the Board of Mathematics and their Applications. Ms. Beder also serves on the Advisory Board of the Columbia University Financial Engineering Program, the Mathematical Finance Advisory Board of New York University, and on the board of the International Association of Financial Engineers (“IAFE”), where she is co-chair of the Investor Risk Committee. She is an appointed Fellow of the International Center for Finance at Yale and teaches a course on financial engineering at Stanford.

Due to her ongoing fixed income, derivatives and risk management experience, we believe Ms. Beder should continue to serve as a member of our Board of Directors.

Douglas Crocker, II	72	Mr. Crocker has served as a member of our Board of Directors since November 2006. Mr. Crocker is currently a director of Ventas, Inc. (NYSE: VTR), a health care real estate investment trust (“REIT”). Mr. Crocker serves as a trustee for Acadia Realty Trust (NYSE: AKR), a REIT which owns and operates shopping centers. From March 1993 through December 2002, Mr. Crocker was Chief Executive Officer, President and a trustee of Equity Residential (NYSE: EQR), an apartment REIT, and served as the company’s Vice Chairman from January 2003 through May 2003. Mr. Crocker formerly served as a trustee of DePaul University. Mr. Crocker is a former Chairman of the Multifamily Council of the Urban Land Institute and former member of the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). Mr. Crocker is a past Chairman of the National Multi Housing Council. Mr. Crocker has also served as a director of REIS Inc. (NASDAQ: REIS), Post Properties, Inc. (NYSE: PPS) and Reckson Associates Realty Corp. within the past five years, although he no longer serves as a director of either of those companies.

Name	Age	Background Information

		Due to his significant experience as an executive officer and director of other publicly traded REITs, we believe Mr. Crocker should serve as a member of our Board of Directors.

Jeffrey P. Hughes	72

Mr. Hughes has served as a member of our Board of Directors since February 2006. Mr. Hughes is Vice Chairman of The Cypress Group (“Cypress”). At Cypress, Mr. Hughes is the principal operating officer and advises and assists on investments, primarily in the financial services area. Mr. Hughes has served as a director of CPI International Inc. (NASDAQ: CPII), Scottish Re Group Limited, Financial Guaranty Insurance Company and Medicus Insurance Holdings, Inc. within the past five years, although he no longer serves as a director of any of these companies. Prior to founding Cypress in 1994, Mr. Hughes was a senior investment banker with Lehman Brothers Inc. and its predecessors (“Lehman”), which he joined in 1968 and was elected partner in 1976. Over the course of his career at Lehman, Mr. Hughes established the firm’s private financing department, served as a senior investment banker for industrial, energy and consumer products companies and was head of its financial institutions group. Mr. Hughes began his career as an attorney with Simpson Thacher & Bartlett LLP.

Due to his significant investment and capital markets experience as well as his experience as a director of other public companies, we believe Mr. Hughes should serve as a member of our Board of Directors.

Stephen P. Jonas	60

Mr. Jonas has served as a member of our Board of Directors since September 2009. Mr. Jonas retired in 2007 as Executive Director of Fidelity Management & Research Company, the investment management organization of Fidelity, one of the largest mutual fund company in the United States. Mr. Jonas was a member of Fidelity’s Management Committee and served on Fidelity’s Board of Directors as well as the Board of Trustees of the Fidelity Funds. Mr. Jonas joined Fidelity in 1987 as Vice President of Finance for the retail customer phone operations. He then held a series of senior operational and financial positions, which included Chief Financial Officer of Fidelity Management & Research Company, Chief Financial Officer of Fidelity Brokerage Group and Chief Financial Officer of Fidelity Personal Investments and Brokerage Group. Mr. Jonas served as Executive Vice President and Chief Financial Officer of Fidelity from 1998 to 2002, and Chief Administrative Officer until 2004, when he was named President of Enterprise Operations and Risk Services. He was appointed to his last position in 2005 and retired in 2007, when he was responsible for the investment management of $1.2 trillion of mutual fund assets. Prior to joining Fidelity, Mr. Jonas was with Wang Laboratories in Lowell, Massachusetts from 1978 to 1987, where he held a series of senior financial and operational positions in the Customer Services Division. Previously, he was Chief Financial Officer for Graphic Systems, Inc. in Hudson, New Hampshire from 1975 to 1978. Mr. Jonas serves on the Board of Trustees for Simmons College in Massachusetts.

Due to his significant experience as a chief financial officer, a director and a risk manager at Fidelity, we believe Mr. Jonas should serve as a member of our Board of Directors.

Name	Age	Background Information

Raymond A. Redlingshafer, Jr.	57

Mr. Redlingshafer has served as a member of our Board of Directors since November 2006. Mr. Redlingshafer is a Senior Managing Director with Clayton Holdings, LLC (“Clayton”), a financial services firm that provides risk analysis, loss mitigation and operational solutions to the mortgage industry. Prior to joining Clayton in January 2010, Mr. Redlingshafer was a Managing Director and an independent consultant for the Pentalpha Capital Group (“Pentalpha”), an independent financial services firm that provides advisory and consulting services related to the capital markets and operating issues affecting the global credit markets, from December 2007 to January 2010. Prior to working as an independent consultant for and subsequently joining Pentalpha, Mr. Redlingshafer was a Managing Director of KC Partners, a private equity firm, from October 2006 to October 2007. Mr. Redlingshafer was President and Chief Investment Officer of New York Mortgage Trust, Inc. (“New York Mortgage Trust”) (NASDAQ: NYMT) from March 2003 to July 2005. Mr. Redlingshafer also served as a director of New York Mortgage Trust, although he no longer serves as a director there. While Mr. Redlingshafer was at New York Mortgage Trust, it was a REIT that focused on owning and managing a leveraged portfolio of residential mortgage-backed securities. Prior to joining New York Mortgage Trust, from January 2000 to April 2001 Mr. Redlingshafer was a Managing Director of Pedestal Capital Markets, Inc., an institutional mortgage-backed security trading platform. As a Vice President of Mortgage Capital Markets at Salomon Brothers from 1998 to 2000, Mr. Redlingshafer had roles in sales, trading and finance, working with origination as well as buy-side accounts. Prior to Salomon Brothers, he was National Director of Securities Marketing for the Federal Home Loan Mortgage Corporation (“Freddie Mac”), where he managed a sales team which marketed Freddie Mac securities to institutional fixed income investors. Prior to becoming the National Director of Securities Marketing for Freddie Mac, Mr. Redlingshafer held a number of positions at the firm, including starting the Adjustable Rate Mortgage trading desk. Mr. Redlingshafer began his career with Goldman Sachs & Co. as a whole loan mortgage trader and was one of the original members of the firm’s mortgage department.

Due to his experience in the residential mortgage-backed securities market, we believe Mr. Redlingshafer should serve as a member of our Board of Directors.

James A. Stern	62	Mr. Stern has served as a member of our Board of Directors since February 2006. Mr. Stern is the Chairman and Chief Executive Officer of Cypress. At Cypress, Mr. Stern manages the firm’s investing activities and serves as a director of Affinia Holdings. Mr. Stern has also served as a director of Medpointe Inc., Cooper-Standard Automotive Inc. and Lear Corporation (NYSE: LEA) within the past five years, although he no longer serves as a director of any of those companies. Prior to founding Cypress in 1994, Mr. Stern was head of Lehman’s Merchant Banking Group. Over the course of his career at Lehman, Mr. Stern was a member of the firm’s management committee and co-head of investment banking. In addition to his business activities, Mr. Stern has been a member of Tufts University’s Board of Trustees since 1982, and currently serves as its Chairman.

Name	Age	Background Information

Due to his significant investment and capital markets experience as well as his experience as a director of other public companies, we believe Mr. Stern should serve as a member of our Board of Directors.

David A. Tyson, PhD	55

Mr. Tyson has served as a member of our Board of Directors since April 2006. Mr. Tyson is President of RiversEdge Portfolio Advisors LLC (“RiversEdge”), an investment risk management consultancy based in Connecticut. Starting in 2010, RiversEdge also began to provide consulting services through Capital Markets Risk Advisors. Mr. Tyson also founded RiversEdge Convertible Portfolio Advisors in 2007 to manage convertible portfolios for institutional accounts. Prior to founding RiversEdge, Mr. Tyson held several financial roles at Travelers Life & Annuity (“Travelers”), and Citigroup’s other proprietary insurance companies. Mr. Tyson was Vice Chairman of Citigroup Investments from 2000 until 2003 and Chief Investment Officer of Traveler’s and Citigroup’s other proprietary insurance companies from 2000 until 2004. From 1994 until 2000, Mr. Tyson held the position of President and Chief Operating Officer of Travelers Asset Management International Corporation and served as Chairman and Chief Executive Officer from 2000 to 2004. Over the course of his 19-year career at Travelers, Mr. Tyson was responsible for global fixed income asset class management and asset-liability matching for Citigroup’s insurance companies. In addition, he managed third party hedge fund investments, internal hedge fund groups, specialty fixed income groups, and a registered investment advisor which had oversight responsibility for strategies including collateralized debt obligations, syndicated bank loans, core and specialty fixed income variable annuity funds, and many third party insurance accounts. During Mr. Tyson’s time at Traveler’s, Mr. Tyson oversaw all of their derivatives activity and was actively involved in all of Traveler’s alternative and special investments. He has served on numerous insurance and fiduciary investment management committees including the Global Asset Liability Committee for all of Citigroup. Prior to joining Travelers in 1985, Mr. Tyson was with Equitable Investment Management Company from 1979 to 1985.

Due to his significant investment and risk management experience, we believe Mr. Tyson should serve as a member of our Board of Directors.

Director Independence

Our Corporate Governance Guidelines require that a majority of our directors be independent. Our Board of Directors has adopted the categorical standards prescribed by the NYSE to assist the Board of Directors in evaluating the independence of each of the directors. The categorical standards describe various types of relationships that could potentially exist between a board member and the Company and set thresholds at which such relationships would be deemed to be material. Provided that no relationship or transaction exists that would disqualify a director under the categorical standards and the Board of Directors determines, taking into account all facts and circumstances, that no other material relationship between the Company and the director exists of a type not specifically mentioned in the categorical standards, the Board of Directors will deem such person to be independent. A director shall not be independent if he or she satisfies any one or more of the following criteria:

•

a director who is, or who has been within the last three years, an employee of the Company, or whose immediate family member is, or has been within the last three years, an executive officer of the Company;

•

a director who has received, or who has an immediate family member serving as an executive officer who has received, during any twelve-month period within the last three years more than $120,000 in direct compensation from the Company (excluding director and committee fees and pension/other forms of deferred compensation for prior service that is not contingent in any way on continued service);

•

(i) a director who is or whose immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (ii) a director who is a current employee of such a firm; (iii) a director who has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (iv) a director who was or whose immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•

a director who is or has been within the last three years, or whose immediate family member is or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executives at the same time serves or served on that company’s compensation committee; or

•

a director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues (as reported for the last completed fiscal year).

Under these criteria, our Board of Directors has determined that the following members of our Board of Directors are independent: Messrs. Crocker, Hughes, Jonas, Redlingshafer, Stern and Tyson and Ms. Beder. We presently have eight directors, including these seven independent directors.

Executive Sessions of our Non-Management Directors

As required by the NYSE rules, the independent directors or the non-management directors of our Board of Directors regularly meet in executive session, without management present. Generally, these executive sessions occur either before or after a regularly scheduled meeting of the Board of Directors, and, in some instances, both before and after a board meeting. In 2012, the independent directors or the non-management directors of the Board of Directors met in executive session 10 times without management. Our lead independent director, Mr. Tyson, presides over such executive sessions.

We have implemented procedures for interested parties, including stockholders, who wish to communicate directly with our independent directors. We believe that providing a method for interested parties to communicate directly with our independent directors, rather than the full Board of Directors, provides a confidential, candid and efficient method of relaying any interested party’s concerns or comments. See “—Communication with the Board of Directors, Independent Directors and the Audit Committee.”

Board Committees

Our Board of Directors has established and adopted a written charter for an audit committee, compensation committee, and nominating and corporate governance committee. Each of the Audit Committee and the Nominating and Corporate Governance Committee currently have four directors, and the Compensation Committee currently has five directors. Each of these committees is composed exclusively of independent directors, as defined in the rules and listing qualifications of the NYSE and, with respect to the members of the audit committee, Rule 10A-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Audit Committee

The audit committee is responsible for reviewing and discussing with management and our independent public accountants our annual and quarterly financial statements, engaging independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the performance and independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. Our audit committee may designate a sub-committee of at least one member to address specific issues on behalf of the committee. Mr. Jonas, one of our independent directors, chairs our audit committee and serves as our “audit committee financial expert,” as that term is defined by the SEC. Messrs. Redlingshafer and Tyson and Ms. Beder are also members of the audit committee. Each member of the audit committee is financially literate and able to read and understand fundamental financial statements. None of the audit committee members serve on audit committees of other public companies. The audit committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate.

The audit committee is responsible for reviewing any transactions that involve potential conflicts of interest, including any potential conflicts involving executive officers, directors and their immediate family members. See “Code of Business Conduct and Ethics.” Because the facts and circumstances regarding potential conflicts are difficult to predict, the Board of Directors has not adopted a written policy for evaluating conflicts of interests. In the event a conflict of interest arises, the audit committee will review, among other things, the facts and circumstances of the conflict, our applicable corporate governance policies, the effects of any potential waivers of those policies, applicable state law, and the NYSE continued listing rules and regulations, and may consider the advice of counsel, before making any decisions regarding the conflict.

In addition, the audit committee is responsible for reviewing and approving “related person transactions.” See “Certain Relationships and Related Transactions—Related Person Transaction Policy.”

The audit committee held five meetings in 2012.

Compensation Committee

The compensation committee exercises all powers delegated to it by the Board of Directors in connection with compensation matters, which include reviewing the Company’s overall executive officer and director compensation structure, policies and programs, making determinations as to appropriate levels of executive officer compensation, administering the issuance of any equity awards under our 2006 Stock Incentive Plan (the “2006 Plan”), administering the issuance of any incentive compensation issued under our 2012 Incentive Compensation Plan (the “Bonus Plan”), making recommendations to the Board of Directors with respect to the 2006 Plan and the Bonus Plan and any other incentive compensation plans and equity-based plans and other compensation-related matters. Our compensation committee may designate a sub-committee of at least one member to address specific issues on behalf of the committee. Mr. Crocker chairs our compensation committee. Messrs. Jonas, Redlingshafer, Stern and Tyson are members of the compensation committee.

Since 2011, the compensation committee has retained FTI Consulting, Inc. (“FTI”) to help the compensation committee create a fair, reasonable and balanced compensation program for our directors and our executive officers as part of the board’s review and analysis of the internalization of our management structure that will motivate and reward these individuals for performance while closely aligning their interests with the interests of our stockholders. Under this engagement, the compensation committee asked FTI to engage in periodic discussions with the compensation committee to review current trends and significant developments in the areas of employment contracts, compensation plans and philosophies and changes in tax and accounting rules that affect compensation.

The compensation committee held four meetings in 2012.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee (i) is responsible for seeking, considering and recommending to the full Board of Directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting of stockholders, (ii) makes recommendations to the Board of Directors regarding candidates to fill vacancies in the Board of Directors, (iii) periodically prepares and submits to the Board of Directors for adoption the committee’s selection criteria for director nominees, (iv) reviews and makes recommendations on matters involving general operation of the Board of Directors and our corporate governance, (v) annually recommends to the Board of Directors nominees for each committee of the Board of Directors and (vi) reviews periodically with the Board of Directors the succession plans with respect to the Chief Executive Officer. In addition, the committee annually facilitates the assessment of the Board of Directors’ performance as a whole and of the individual directors and officers and reports thereon to the Board of Directors. Our nominating and corporate governance committee may designate a sub-committee of at least one member to address specific issues on behalf of the committee. Mr. Redlingshafer chairs our nominating and corporate governance committee. Messrs. Crocker, Hughes and Tyson are members of the nominating and corporate governance committee.

The nominating and corporate governance committee held three meetings in 2012.

Other Committees

Our Board of Directors may from time to time establish other committees to facilitate the management of the Company.

Code of Business Conduct and Ethics

Our Board of Directors has established a code of business conduct and ethics that applies to our officers, directors and employees. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Any waiver of the code of business conduct and ethics of our executive officers or directors may be made only by our Board of Directors or one of its committees.

Our code of business conduct and ethics expressly prohibits the continuation of any conflict of interest by an officer, director or employee except under guidelines approved by the Board of Directors. Our code of business conduct and ethics requires any employee to report any actual conflict of interest to a supervisor, manager or other appropriate personnel.

Board Meetings

The Board of Directors held 16 meetings (including regularly scheduled and special meetings) in 2012, and each director attended at least 75% of the board meetings and each director’s respective committee meetings.

Director Attendance at the Annual Meeting

The Company has a policy that directors attend the annual meeting of stockholders; however, some or all of our directors may be unable to attend the 2013 Annual Meeting due to scheduling conflicts or other obligations that may arise. All of our directors attended the 2012 annual meeting of stockholders.

Director Education

To assist members of the Board of Directors in remaining current with their board duties, committee responsibilities and industry developments, we encourage our directors to participate in various board member education programs, including but not limited to those sponsored by the NYSE-Corporate Board Member Board Education Program and the National Association of Corporate Directors. These programs offer our directors access to a wide range of in-person, peer-based and webinar educational programs on corporate governance, committee duties, board leadership and industry developments.

Compensation Committee Interlocks and Insider Participation

Messrs. Crocker, Jonas, Redlingshafer, Stern and Tyson served on our compensation committee during our fiscal year ended December 31, 2012. None of the members of our compensation committee is or has been one of our employees or officers. None of our executive officers currently serves, or during the past fiscal year has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on our Board of Directors or compensation committee.

Director Compensation for 2012

Our chairman of the board is the only member of our Board of Directors who also serves as one of our executive officers or employees and does not receive additional compensation for serving on our Board of Directors. In the future, to the extent our chairman of the board is not one of our executive officers or employees, the chairman may be entitled to receive an annual retainer fee, a fee for each full board meeting attended in person or telephonically and/or a fee for each committee meeting attended in person or telephonically and that occurs on a date different from a full board meeting date at the discretion of the compensation committee of our Board of Directors. In 2012, each director, other than Mr. Grant, received $16,250 per quarter, payable in shares of our restricted common stock, and $6,250 per quarter, payable in cash. Shares of restricted stock that we granted to our directors in 2012 are subject to forfeiture restrictions that lapse on the first anniversary of the date of each grant, upon the death or disability of the grantee or in the event of a change in control occurring while the grantee is providing services to us. These shares are issued pursuant to the 2006 Plan. Furthermore, the chairperson of our audit committee received an additional annual cash retainer of $15,000 and each other member of our audit committee received an additional annual cash retainer fee of $5,000. The chairperson of our compensation committee received an additional annual cash retainer of $12,500 and each other member of our compensation committee received an additional annual cash retainer fee of $4,000. The chairperson of our nominating and corporate governance committee received an additional cash retainer of $10,000. Our lead independent director received an additional annual cash retainer of $15,000. We also reimbursed our directors for their reasonable travel expenses incurred in connection with their attendance at full board and committee meetings.

The following table summarizes the compensation that we paid to certain of our directors in 2012:

2012 Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Tanya S. Beder	$19,285	$41,424	$60,709
Douglas Crocker, II	37,500	64,576	102,076
Jeffrey P. Hughes	25,000	64,576	89,576
Stephen P. Jonas	44,000	64,576	108,576
Raymond A. Redlingshafer, Jr.	44,000	64,576	108,576
James A. Stern	29,000	64,576	93,576
David A. Tyson, PhD	49,000	64,576	113,576

(1)

All stock awards were granted pursuant to the 2006 Plan. Amount shown is the aggregate grant date fair value computed in accordance with Accounting Standards Codification 718, Share-Based Payment. See Note 8 to our financial statements as of December 31, 2012 and for the year ended December 31, 2012 included in our Annual Report on Form 10-K for a discussion of the assumptions used to value our stock awards to directors. Messrs. Crocker, Jonas, Hughes, Redlingshafer, Stern and Tyson each received 4,781 shares of restricted stock during 2012, and Ms. Beder received 2,982 shares of restricted stock during 2012. Each of Messrs. Crocker, Jonas, Hughes, Redlingshafer, Stern and Tyson received: 1,236 shares with a grant date fair value of 16,241 on January 1, 2012; 1,237 shares with a grant date fair value of $16,192 on April 1, 2012; 1,180 shares with a grant date fair value of $16,249 on July 1, 2012; and 1,128 shares with a grant date fair value of $15,894 on October 1, 2012. Ms. Beder received 1,854 shares with a grant date fair value of $25,530 on July 1, 2012; and 1,128 shares with a grant date fair value of $15,894 on October 1, 2012. These restricted stock awards are subject to forfeiture restrictions that will lapse on the first anniversary of the date of grant, upon the death or disability of the grantee or in the event of a change in control occurring during while the grantee is providing services to us. As of December 31, 2012, Messrs. Crocker, Jonas, Hughes, Redlingshafer, Stern and Tyson each had outstanding 4,781 shares of restricted stock, and Ms. Beder had outstanding 2,982 shares of restricted stock.

Compensation for our non-employee directors for 2013 has remained unchanged from 2012, and is as follows:

•	an annual payment of $65,000, payable in equal amounts each quarter in shares of our restricted common stock;

•	an annual cash retainer of $25,000, payable in equal amounts each quarter;

•	an additional annual cash retainer of $15,000, $12,500 and $10,000 for the chairperson of our audit committee, compensation committee and nominating and corporate governance committee, respectively;

•	an additional annual cash retainer of $5,000 and $4,000 for each other member of our audit committee and compensation committee, respectively; and

•	an additional $15,000 cash retainer to our lead independent director.

Our Board of Directors may revise our directors’ compensation in its discretion.

Our minimum share ownership guidelines require each non-employee director to maintain a minimum equity investment in our company of five times the then-current annual cash retainer fee paid to non-employee directors without regard to (i) fees for service as a lead director, (ii) additional fees for service as a member or chair of certain committees, (iii) meeting fees, or (iv) fees for any other activity undertaken as a director on behalf of our company that is not in the ordinary course of business. Each non-employee director that was serving in such capacity when the minimum share ownership guidelines became effective must achieve the minimum equity investment no later than January 2, 2017. Each non-employee director elected after the minimum share ownership guidelines became effective must be compliant within five years of the date on which he or she is or was elected. Until the minimum equity investment is met, a non-employee director must retain all of our common stock granted to him or her as compensation. From time to time the nominating and corporate governance committee of the Board of Directors will review each non-employee director’s compliance with the guidelines and may grant exceptions to the guidelines as it deems appropriate and market-competitive on a case-by-case basis. Taking into account any permitted transition period, all of our non-employee directors are currently in compliance with the minimum share ownership guidelines.

Nomination of Directors

Before each annual meeting of stockholders, the nominating and corporate governance committee considers the nomination of all directors whose terms expire at the next annual meeting of stockholders and also considers new candidates whenever there is a vacancy on the Board of Directors or whenever a vacancy is anticipated due to a change in the size or composition of the Board of Directors, a retirement of a director, or for any other reasons. In addition to considering incumbent directors, the nominating and corporate governance committee identifies director candidates based on recommendations from the directors, stockholders, management, and others. The committee may in the future engage the services of third-party search firms to assist in identifying or evaluating director candidates. No such firm was engaged in 2012.

Our nominating and corporate governance committee charter provides that the nominating and corporate governance committee will consider nominations for board membership by stockholders. The rules that must be followed to submit nominations are contained in our bylaws and include the following: (i) the nomination must be received by the committee at least 120 days, but not more than 150 days, before the first anniversary of the mailing date for proxy materials applicable to the annual meeting prior to the annual meeting for which such nomination is proposed for submission; and (ii) the nominating stockholder must submit certain information regarding the director nominee, including the nominee’s written consent.

The nominating and corporate governance committee evaluates annually the effectiveness of the Board of Directors as a whole and of each individual director and identifies any areas in which the Board of Directors would be better served by adding new members with different skills, backgrounds or areas of experience. The Board of Directors considers director candidates, including those nominated by stockholders, based on a number of factors including: whether the board member will be “independent,” as such term is defined by the NYSE listing standards; whether the candidate possesses the highest personal and professional ethics, integrity and values; whether the candidate contributes to the overall diversity of the Board of Directors; and whether the candidate has an inquisitive and objective perspective, practical wisdom and mature judgment. Candidates are also evaluated on their understanding of our business, experience and willingness to devote adequate time to carrying out their duties. The nominating and corporate governance committee also monitors the mix of skills, experience and background to assure that the Board of Directors has the necessary composition to effectively perform its oversight function.

We do not have a formal policy about diversity, but the nominating and corporate governance committee does consider certain types of diversity when nominating director candidates to the Board of Directors, including differences of viewpoint, professional experience, education, skill, other personal qualities and attributes, race, gender and national origin.

Corporate Governance Matters

We have adopted a code of business conduct and ethics that applies to all our executive officers and employees and each member of our Board of Directors. We anticipate that any waivers of our code of business conduct and ethics will be posted on our web site. Current copies of the following documents are available at our web site at www.cysinv.com in the “Corporate Governance” area of the “Investor Relations” section:

•	audit committee charter;

•	compensation committee charter;

•	nominating and corporate governance committee charter;

•	code of business conduct and ethics; and

•	corporate governance guidelines.

Each committee reviews its written charter annually.

Mr. Grant serves as our Chairman, Chief Executive Officer, President, and Chief Investment Officer. Mr. Tyson serves as our lead independent director. Our lead independent director chairs executive sessions of the independent directors of our Board of Directors and meetings of the full Board of Directors if the Chairman is ever absent and otherwise serves as a liaison between the independent directors, the full Board of Directors and management.

We believe that it is in the best interests of our stockholders for Mr. Grant to serve as our Chairman because of his unique insight into the Company as well as the residential mortgage backed securities market. We believe that a lead independent director and seven of our eight directors being independent mitigates the risk that having our Chief Executive Officer serve as our Chairman may cause management to have undue influence on our Board of Directors.

Board Oversight of Risk

We believe that our Board of Directors is best situated to oversee our risk management practices and assess and manage our overall risk profile. The various committees of our Board of Directors assist it in fulfilling these responsibilities.

Communication with the Board of Directors, Independent Directors and the Audit Committee

Our Board of Directors or any individual director may be contacted by any party via mail at the address listed below:

Board of Directors

CYS Investments, Inc.

890 Winter Street, Suite 200

Waltham, Massachusetts 02451

Attn: Secretary

We believe that providing a method for interested parties to communicate directly with our independent directors, rather than the full board, provides a confidential, candid and efficient method of relaying any interested party’s concerns or comments. As discussed above, the presiding director of independent sessions of the Board of Directors is Mr. Tyson. The independent directors can be contacted by any party via mail at the address listed below:

Independent Directors

CYS Investments, Inc.

890 Winter Street, Suite 200

Waltham, Massachusetts 02451

Attn: Secretary

The audit committee of our Board of Directors or any individual member of the audit committee may be contacted by any party via mail at the address listed below:

Audit Committee

CYS Investments, Inc.

890 Winter Street, Suite 200

Waltham, Massachusetts 02451

Attn: Secretary

The Company does not screen mail, except when warranted for security purposes, and all such letters will be forwarded to our Board of Directors and any such specified committee or individual directors.

Biographical Information Regarding Named Executive Officers

Name	Age	Background Information
Kevin E. Grant Chairman of the Board, Chief Executive Officer, President, and Chief Investment Officer	52	Background information about Mr. Grant may be found under “Information Regarding the Nominees” in this proxy statement.

Frances R. Spark Chief Financial Officer and Treasurer	54	Ms. Spark has served as our Chief Financial Officer and Treasurer since August 2009. Ms. Spark served as Chief Financial Officer and Treasurer of Sharpridge from August 2009 to August 2011. Ms. Spark served as a member of our Board of Directors from our initial capitalization in February 2006 to September 2009. She served as the chair of our audit committee from March 2007 to September 2009. In 1999, Ms. Spark founded a consulting firm, Spark Consulting, through which she has provided, and may from time to time in the future provide, financial management, strategic advisory and business consulting services to public and private companies. Ms. Spark held the position of Chief Financial Officer for MVC Capital, Inc. (NYSE: MVC), a business development company, from January 2004 to September 2005 and also acted as an investment professional for MVC. Ms. Spark has also worked as a turnaround consultant and been involved in restructuring of public and private companies. Prior to Spark Consulting, Ms. Spark was the Controller at The Beacon Group, a private investment firm now part of CCMP Capital from 1997 to 1998, and from 1993 to 1996. Ms. Spark was the Chief Financial Officer of Hyperion Capital Management, a New York investment management firm specializing in mortgage-backed securities. From 1987 to 1992, Ms. Spark held a number of financial roles at Prudential Securities in both the United States and the United Kingdom. Ms. Spark is a Chartered Accountant and worked with KPMG in the United Kingdom from 1981 until 1987.

Richard E. Cleary Chief Operating Officer and Assistant Secretary	49	Mr. Cleary has served as our Chief Operating Officer since January 2006 and has served as our Assistant Secretary since June 2007. From January 2006 to August 2011, Mr. Cleary served as Chief Operating Officer of Sharpridge, and from June 2007 to August 2011, he also served as Assistant Secretary of Sharpridge. Prior to joining us and Sharpridge in January 2006, Mr. Cleary was a Partner at Merathon Advisory, a strategic consulting firm focused on private equity and information services from 2004 to 2006. From 2000 to 2004, Mr. Cleary was the Director of Corporate and Business Development of OneSource Information Services (“OneSource”). Prior to OneSource, Mr. Cleary’s work experience included building Thomson Financial’s First Call research and quantitative services businesses in Asia, and serving as a principal with Schooner Capital, a private equity firm. At Schooner Capital, Mr. Cleary led investments in digital assets management, including portfolio company Iron

Name	Age	Background Information
		Mountain’s digital archive business. Mr. Cleary’s other prior work experience was at Donaldson, Lufkin & Jenrette Securities and Xerox Corporation.

Thomas A. Rosenbloom Executive Vice President of Business Development, General Counsel and Secretary	50	Mr. Rosenbloom has served as our Secretary since June 2007 and as our Executive Vice President of Business Development, General Counsel and Secretary since September 2011. He also served as the General Counsel of Sharpridge from May 2007 to August 2011 and the Secretary of our former manager from June 2007 to August 2011. Prior to joining Sharpridge in May 2007, from February 2005 through May 2007 Mr. Rosenbloom was a partner with Foley & Lardner, LLP, and a member of the firm’s Private Equity & Venture Capital and Transactional & Securities Practices. Mr. Rosenbloom was also a member of the firm’s Emerging Technologies, Life Sciences, and Nanotechnology Industry Teams. From 1996 through January 2005, Mr. Rosenbloom was a partner with Epstein, Becker & Green, P.C. During Mr. Rosenbloom’s tenure at Foley & Lardner and Epstein, Becker & Green, both national law firms, he represented middle-market public companies, entrepreneurs, founders, emerging businesses, start-up corporations, and partnerships in diverse industries. Mr. Rosenbloom managed and negotiated mergers and acquisitions, private equity and venture capital financings, and private placements. While in private practice, Mr. Rosenbloom was responsible for developing and managing all aspects of client relationships, including analyzing and evaluating financing, acquisition, and divestiture opportunities, writing, and developing business plans, and providing other planning and financial advice, including with respect to intellectual property protection, labor and employment, immigration and real estate matters. Mr. Rosenbloom has served as a member of the Board of Directors or as an advisor for several of his former clients.

NAMED EXECUTIVE OFFICER COMPENSATION FOR 2012

Compensation, Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes the compensation program that was in place for 2012 for our principal executive officer (Mr. Grant), our principal financial officer (Ms. Spark), and our two other executive officers (Messrs. Cleary and Rosenbloom) (collectively, our “Named Executive Officers” or “NEOs”). We had no other executive officers in 2012. In particular, this CD&A explains the overall objectives, elements and policies underlying our executive compensation program. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Future compensation programs that we adopt may differ materially from currently planned programs.

Executive Summary

Although expense control is an important part of our compensation philosophy, we recognize the need to attract, retain and motivate talented executives and believe the main way to achieve this goal is to provide our NEOs with competitive compensation packages. Furthermore, in order to motivate our NEOs to generate returns for our stockholders, we believe a substantial portion of our NEOs’ compensation should be linked to our performance, and a significant amount of any incentive compensation paid to our NEOs should be in the form of long-term equity awards. We also believe that, in certain situations, our executives may deserve incentive compensation even if we do not meet our financial objectives; therefore, a portion of incentive compensation may be payable at the discretion of our compensation committee.

Our Performance in 2012

The compensation committee’s 2012 compensation decisions supported our general executive compensation philosophy and reflected what we believe was excellent financial and operational performance during the year. In particular:

•

Reflecting our strong financial performance, we delivered total stockholder return of 7.63% in 2012. We also have delivered total stockholder return of 94.54% since we become a public company (June 2009) through December 31, 2012.

•	We increased our net asset value per share from $13.02 as of December 31, 2011 to $13.31 as of December 31, 2012, while delivering $2.37 of dividends per share of common stock during 2012.

•	We reduced our operating expenses as a percentage of net assets from 2.34% in 2011 to 1.05% in 2012.

2012 Incentive Compensation Decisions

Based on our NEOs’ contributions to the achievements described above, as well as their contributions towards exceeding certain of the performance goals set forth in the Bonus Plan, each of our NEOs received incentive compensation under the Bonus Plan.

Compensation Consultant and Benchmarking

The compensation committee retained FTI as its compensation consultant to advise it and the non-management members of the Board of Directors, as applicable, on matters related to our NEOs’ compensation and compensation program design for 2012. The compensation committee has determined that FTI meets the criteria for an independent consultant in accordance with SEC guidelines for such services.

In 2012, FTI provided the compensation committee and the non-management members of the Board, as applicable, with comparative market data on compensation practices and programs based on an analysis of peer companies and provided guidance on best practices. Using this market data, FTI advised the compensation committee and the non-management members of the Board, as applicable, and made recommendations with respect to setting salary levels and establishing performance goals and incentive award levels. For 2012, FTI compared our executive compensation structure and levels to executive compensation at a comparative group of seven companies. Our comparative group consisted of REITs whose portfolios, investment focus, and operations are similar to ours.

The reference group set forth below (the “Comparable Companies”) was approved by the compensation committee as the appropriate benchmark for 2012 comparative purposes. These companies report compensation data for executive positions with responsibilities similar in breadth and scope to those of our executive officers, and we believe these companies generally compete with us for executive talent and stockholder investment:

Anworth Mortgage Asset Corporation	MFA Financial, Inc.
Annaly Capital Management, Inc.	RAIT Investment Trust
CapLease, Inc.	Redwood Trust, Inc.
Capstead Mortgage Corporation

From the Comparable Companies, FTI identified a sub-set of these companies whose business focus is most similar to ours (the “Core Peer Group”). The Core Peer Group consists of the following companies:

Annaly Capital Management, Inc.
Anworth Mortgage Asset Corporation
Capstead Mortgage Corporation
MFA Financial, Inc.
Redwood Trust, Inc.

The compensation committee will annually review the Comparable Companies and the Core Peer Group to ensure that the companies included remain comparable to us in terms of size and operations. The compensation committee may change the composition of the groups from time to time as appropriate.

In determining 2012 compensation targets for our NEOs, the compensation committee, in consultation with FTI, considered the competitive positioning of our executive compensation levels relative to market data for the following components of pay: base salary; total annual compensation (base salary plus annual incentives); long-term incentives (annualized expected value of long-term incentives); and total direct compensation (base salary plus annual incentives plus annualized expected value of long-term incentives).

Base Salary Compared to Benchmarks

Our compensation committee set the initial base salaries for our NEOs at or below the median level. However, our compensation committee set Mr. Rosenbloom’s salary above his peer group range for general counsels because of his expanded duties as the executive vice president of business development, which requires him to work closely with our Chief Executive Officer and Chief Financial Officer to review, analyze and develop business opportunities and growth strategies for us.

Our compensation committee reviews each NEO’s salary on an annual basis to determine if any changes to base salary are warranted.

Incentive Compensation Compared to Benchmarks

Most of our peer group companies view annual bonus and long-term incentive compensation as separate components of their overall compensation program and may have separate criteria for each component. Our Bonus Plan requires our executives to achieve the performance goals set forth in the Bonus Plan before receiving any bonus or long-term equity awards. Our compensation committee believes that issuing both cash and equity incentive awards through the Bonus Plan allows us to better monitor the effects of our compensation program and minimizes discretionary awards.

Elements of Our Compensation Program

Base Salary

The base salary payable to each NEO provides a fixed component of compensation intended to reflect the executive’s position and responsibilities. Base salary is generally targeted to approximate the competitive market median of the Comparable Companies and Core Peer Group, but may deviate from this target based on an individual’s sustained performance, contribution, experience, expertise, and specific roles within our company as compared to the benchmark data. Base salary is reviewed annually and may be adjusted to better match competitive market levels or to recognize an executive’s professional growth and development or increased responsibility. The compensation committee also considers the success of the executive officer in developing and executing our strategic plans, exercising leadership, and creating stockholder value, but does not assign any specific weights to these factors. Because 2011 was the first year the compensation committee set base salaries, due to the internalization of the Company’s management on September 1, 2011 (the “Internalization”), it did not adjust base salaries in 2012.

Annual Incentive Compensation

Pursuant to the Bonus Plan, we provide our NEOs with the opportunity to earn incentive awards for achieving corporate financial and non-financial goals on an annual basis. The overall size of the Bonus Plan was capped at $15 million for 2012. The Bonus Plan contained two components, a quantitative component and a qualitative component. As discussed below, our compensation committee exercised its discretion to adjust awards made pursuant to the Bonus Plan. See “Description of Plan-Based Awards.” Each component, as well as the compensation rationale for each component, is described below:

Quantitative Component

The quantitative component of the Bonus Plan was determined based on (i) the Company’s return on net assets (“RONA”) exceeding specified hurdle rates for the fiscal year, as described below (the “Absolute Return Sub-Component”) and (ii) the Company’s relative three-year total return performance (based on stock price appreciation and dividend yield) compared to a competitor peer group, as described below (the “Relative Return Sub-Component”).

Our RONA was calculated as follows:

•

The sum of our Core Earnings (as defined below), plus adjustments for “drop income,” plus or minus the accretion or dilution, as the case may be, resulting from the issuance of stock in capital raising transactions, divided by

•	Our average net assets for 2012.

We believe that RONA was an appropriate metric for determining our NEOs’ incentive compensation for the following reasons:

•

Our Core Earnings represents our portfolio yield without the effects from mark-to-market adjustments on our assets and realized gains or losses from the sale of our assets. Core Earnings is a non-GAAP financial measure defined as net income (loss) excluding net realized gain (loss) on investments, net unrealized appreciation (depreciation) on investments, net realized gain (loss) on termination of swap contracts and unrealized appreciation (depreciation) on swap and cap contracts. Because our primary investment objective is to generate income from the difference between the yields on our assets and our financing costs, rather than generating returns based on the market price fluctuations of our assets, we believe that Core Earnings is an appropriate metric to base our performance requirements under the Bonus Plan.

•

We believe it was appropriate for RONA to factor in our “drop income” earned during a fiscal year. Because we purchase many of our assets on a forward-settling basis, the settlement periods for many of our asset purchases are longer than the standard settlement period. In order to compensate us for any lost interest income due to the extended settlement times (because we cannot earn interest on securities that have not yet settled), the forward purchase agreements we enter into provide for a discount off of the actual purchase price of the securities. This discount is known as “drop income” and is recognized whenever we settle our forward purchases. Because our drop income is akin to interest income earned on our settled assets during the period between the purchase and settlement dates, we believe it was appropriate to adjust our Core Earnings to include drop income when calculating RONA.

•

Our RONA also included the effects of accretion or dilution from stock issuances in order to reward our executives for completing accretive equity offerings and protect us from having to pay our executives for performance that may have been achieved in part through dilutive equity offerings. We recognize that, because RONA is not affected by actual stockholder returns but rather returns on our net assets, it is possible that dilutive equity offerings could have contributed to our RONA exceeding target levels, while causing our stockholders to possibly suffer losses due to dilution in our net asset value per share. Alternatively, we believe that it was appropriate for our RONA to reflect any accretion in our net asset value per share resulting from additional equity issuances because such accretion can benefit our stockholders.

The compensation committee used RONA to determine incentive compensation because it believes that basing incentive compensation on RONA properly aligns management incentives with stockholder return and value creation.

The Absolute Return Sub-Component and the Relative Return Sub-Component represented 70% and 30%, respectively, of the total quantitative component of each bonus award issued pursuant to the Bonus Plan. For purposes of calculating the Absolute Return Sub-Component of each bonus award issued pursuant to the Bonus Plan, the Bonus Plan established the following ranges of RONA as bonus levels:

Bonus Levels	RONA Hurdle Rates
Minimum	10%-12%
Target	12%-14%
Maximum	Greater than 14%

The Absolute Return Sub-Component of the quantitative component of each bonus award issued pursuant to the Bonus Plan was to be calculated by multiplying (i) 0.70 times (ii) the product of (A) the percentage(s) that correspond to each Bonus Plan participant’s bonus level and (B) such participant’s 2012 base salary. Our compensation committee set the minimum hurdle rate at 10% - 12% because it believed that this was the minimum amount of returns expected by our stockholders in 2012 based on our expected leverage levels.

The Relative Return Sub-Component of the quantitative component of each bonus award issued pursuant to the Bonus Plan was based on the Company’s three-year total return to stockholders (through stock price appreciation and dividend yield) compared to a competitor peer group. The peer group consisted of the following companies: American Capital Agency Corp., Anworth Mortgage Asset Corporation, Annaly Capital Management, Inc., Capstead Mortgage Corporation, Hatteras Financial Corp., Invesco Mortgage Capital, Inc., MFA Financial, Inc., PennyMac Mortgage Investment Trust, RAIT Investment Trust and Redwood Trust, Inc. Specifically, the bonus levels and total size of the Relative Return Sub-Component depended upon the Company’s ranking among this peer group, as described below:

Bonus Levels	Ranking Amongst Peer Group	Aggregate Amount of Relative Return Sub-Component
Minimum	45th-54.99th percentile	$1,500,000
Target	55th-74.99th percentile	$3,000,000
Maximum	75th percentile or higher	$4,500,000

The Relative Return Sub-Component of the quantitative component for each bonus award issued pursuant to the Bonus Plan was to be calculated by multiplying (i) 0.30 times (ii) the product of (A) the percentage(s) that correspond to each Bonus Plan participant’s bonus level and (B) such participant’s 2012 base salary.

The size of the quantitative component, the aggregate of both the Absolute Return Sub-Component and the Relative Return Sub-Component, of each Bonus Plan participant’s bonus award was based on various percentages of his or her base salary with respect to the following levels:

	Percentage of Base Salary
Name	Minimum	Target	Maximum
Kevin E. Grant	100%	325%	550%
Frances R. Spark	50%	100%	150%
Richard E. Cleary	50%	100%	150%
Thomas A. Rosenbloom	50%	100%	150%
All other employees	Will vary based on individual employee

The Bonus Plan also provided that any returns realized because the Company had exceeded the pre-determined leverage ratio limit of 8 to 1 would not be included in determining bonus awards paid to participants under the Bonus Plan. The qualitative component of the Plan permits a payment that is independent of the quantitative component of the Plan. For 2012, the qualitative component was set at 25% of the amount that was earned under the quantitative component.

Qualitative Component

If no awards were earned pursuant to the quantitative component of the Bonus Plan, the compensation committee would have been permitted to set the qualitative component of each bonus award up to an amount equal to what each respective participant in the Bonus Plan would have earned if the minimum thresholds of the quantitative component had been met. Because awards were earned pursuant to the quantitative component of the Bonus Plan, the compensation committee was permitted to adjust the size of the quantitative component of each bonus award by up to 25% of the quantitative component, with this additional amount to be awarded under the qualitative component of the Bonus Plan.

In determining bonus awards under the qualitative component of the Bonus Plan, the compensation committee considered the following factors in addition to any other factor it deemed relevant: (i) for Mr. Grant: (A) leadership of the Board and the Company, (B) investor relations, stockholder communications and capital raising, (C) the Company’s performance relative to its budget and (D) risk management and capital preservation, and (ii) for the other NEOs, qualitative performance objectives determined by the CEO and the Board, which included criteria such as: (A) business unit/functional area performance and (B) leadership and organizational development.

Types of Awards under the Bonus Plan

Cash Awards

Recipients of awards under the Bonus Plan received their awards in both cash and long-term equity incentive awards granted under the 2006 Plan. Under the Bonus Plan, 50% of awards eligible to be received by the NEOs were cash awards; provided, however, that the amount payable as cash could not exceed 0.50% of our average net assets for 2012 (the “Cash Cap”), which equaled $9,806,680. The aggregate cash portion of the Bonus Plan was $4,588,011 in 2012, which was below the Cash Cap, because of limitations imposed by the award caps on each individual NEO. The compensation committee may have (i) elected in its discretion to increase the Cash Cap and the cash component of the bonus awards to be greater than 50% if certain Bonus Plan participants received greater than 50% of their bonus award in cash, and (ii) increased the portion of a Bonus Plan participant’s bonus award payable in cash, with a corresponding reduction in the amount of the bonus award paid under the long-term equity component of the Bonus Plan on a case by case basis. Our compensation committee believes that, although it is important to align the interests of our NEOs with the interest of our stockholders by issuing equity grants, a certain portion of an NEOs incentive compensation should be in the form of cash in order to provide them with additional liquidity.

Long-Term Equity Awards

In order to align the interests of our NEOs with the interests of our stockholders, 50% of the aggregate 2012 incentive compensation pool was payable in the form of restricted stock. If the cash component of the Bonus Plan had exceeded the Cash Cap, the compensation committee could have increased the amount of the long-term equity component of the Bonus Plan by the excess of the cash component over the Cash Cap. The restricted stock was granted from the 2006 Plan, and such shares vest ratably over a five-year period. Because returns on the common stock of REITs generally take the form of dividends as opposed to price appreciation, the compensation committee believes that shares of restricted stock, which pay dividends, are a more appropriate form of equity compensation than awards in the form of stock options, which generally only increase in value if a stock price rises. Long-term equity awards issued pursuant to the Bonus Plan were the only types of awards granted under the 2006 Plan.

Role of CEO in Compensation Decisions

In making its compensation decisions for 2012, the compensation committee relied in part on Mr. Grant’s review of the performance of Ms. Spark, Mr. Cleary and Mr. Rosenbloom. Although Mr. Grant was involved in the compensation setting process, the compensation committee requested that he not be present at meetings when it made its final compensation decisions, which allowed the committee to independently discuss any and all recommendations.

Risk Considerations

The compensation committee recognized that utilizing RONA to determine incentive compensation could create an incentive for management to take unnecessary risks in the management of our portfolio and our business, especially with respect to our leverage ratio. Because our RONA could be increased due to increased leverage, the Bonus Plan prescribed a leverage limit (which could have been adjusted by the compensation committee in its discretion) whereby awards based on results attributed to amounts in excess of such limit would not have been paid. In 2012, the leverage ratio applied to the Bonus Plan was 8 to 1. Our leverage ratio as of December 31, 2012 was 7.7 to 1. The compensation committee understands that our leverage ratio changes frequently in the ordinary course of our business and operations. We provide the Board of Directors and the compensation committee monthly reports that include, among other information, an estimate of our leverage ratio as of the end of each month the report covers. Accordingly, the compensation committee is able to monitor our leverage ratio on a constant basis.

Except for stock options granted to Mr. Grant upon our initial capitalization in 2006, we have since only issued restricted stock from the 2006 Plan. The forfeiture restrictions on such restricted stock lapse over a period of several years. We believe that these lapsing periods encourage our executives to focus on sustaining our long-term performance and minimize the risk of our executives focusing on short-term gains at the expense of our long-term performance.

Benefits and Perquisites

The NEOs are generally eligible to participate in the same benefit programs that we offer to other employees, including:

•	health, dental and vision insurance;

•	long-term disability and life insurance;

•	paid time off and paid holidays; and

•	contributions to our simplified Employee Retirement Plan (“SEP”).

We believe these benefits are competitive with overall market practices. In addition, we may provide additional perquisites and other personal benefits to enable us to attract and retain superior employees for key positions in the future. The compensation committee will periodically review the perquisites and other personal benefits provided to each NEO and determine if they are consistent with current market practice.

Severance Benefits

Under our existing employment agreements, our NEOs are entitled to receive severance benefits upon certain qualifying terminations of employment (subject to any required payment delay pursuant to Section 409A of the Internal Revenue Code of 1986 (the “Code”)). The various levels of severance benefits for each of Mr. Grant, Ms. Spark, Mr. Cleary, and Mr. Rosenbloom were determined by the compensation committee to be appropriate for each individual based on the executive’s duties and responsibilities to us and were the result of arms-length negotiations with these individuals. The amount of the severance benefit is balanced against our need to be responsible to our stockholders and also takes into account the potential impact that severance payments may have in a change in control transaction. Our named executive officers are not entitled to a gross up or indemnification for any parachute payment tax liability that they incur.

We believe it is in the best interest of our stockholders to have a “double trigger” requirement for payment of severance benefits upon a change in control transaction. Therefore, in order for our NEOs to receive severance payments upon a change in control transaction, such transaction must be followed by either (i) a termination of the NEO by us other than for “cause” or (ii) a termination by the NEO for “good reason.” Having a double trigger severance requirement upon a change in control transaction will prevent a potential acquirer from having to automatically pay out severance benefits to our NEOs upon a change of control, which could impact an acquirer’s decision to acquire us, which could be in the best interests of stockholders.

See “Potential Payouts Upon Termination of Employment” for a detailed description of our executives’ severance benefits.

Tax Considerations

Section 162(m) of the Code places a limit of $1 million on the amount of compensation that we may deduct in any year with respect to each of our NEOs other than the Chief Financial Officer, unless the compensation is performance-based compensation and meets certain other requirements, as described in Section 162(m) and the related regulations. We generally consider qualification for deductibility under Section 162(m) for compensation paid to our NEOs, including restricted stock granted pursuant to the Bonus Plan. The compensation committee believes, however, that our executive compensation program should be flexible, maximize our ability to recruit, retain and reward high-performing executives and promote varying corporate goals. Accordingly, the compensation committee may approve compensation that exceeds the $1 million limit or does not otherwise meet the requirements of Section 162(m), but that is deemed to be in our best interests.

Minimum Share Ownership Guidelines for Executive Officers

Our minimum share ownership guidelines require each executive officer to maintain a minimum equity investment in our company based upon a multiple (five times, in the case of the Chief Executive Officer, and three times, in the case of all other executive officers) of his or her then current base salary. Each executive officer must achieve the minimum equity investment within five years from the date he or she first becomes subject to the guidelines. Until the minimum equity investment is met, such officer must retain all of our common stock granted to the officer as compensation less any shares of our common stock tendered by such officer or returned by us to pay withholding taxes upon the vesting of such shares. From time to time the Nominating & Corporate Governance Committee of the Board will review each executive officer’s compliance with the guidelines, and may grant exceptions to the guidelines as it deems appropriate and market competitive on a case-by-case basis. Taking into account any permitted transition period, all of our executive officers are currently in compliance with the minimum share ownership guidelines.

Adjustment or Recovery of Awards

Under Section 304 of the Sarbanes-Oxley Act, if we are required to restate our financial results due to material noncompliance with any financial reporting requirement as a result of misconduct, our Chief Executive Officer and Chief Financial Officer must reimburse us for (i) any bonus or other incentive-based or equity-based compensation received during the twelve months following the public issuance of the non-compliant document and (ii) any profits realized from the sale of our securities during those twelve months. Following the SEC’s adoption of final rules regarding executive compensation recoupment policies pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we will consider and adopt a separate executive compensation recoupment policy in accordance with the final rules.

Compensation of Our Named Executive Officers for 2012 Performance

In order to provide stockholders with a more complete description of our NEOs’ compensation, we are providing additional information not required by the SEC. The table below shows each NEO’s total direct compensation for services rendered in 2012. In contrast to the Summary Compensation Table, which discloses the grant date fair value of equity awards granted in a given year, the table below discloses the grant date fair value of equity awards granted in the first quarter of 2013 for performance during 2012. This table supplements, and does not replace, the Summary Compensation Table.

			2012 Incentive Compensation Plan
Name	Year	Salary	Cash Awards	Stock Awards(1)	Other(2)	Total Direct Compensation
Kevin E. Grant	2012	$750,000	$1,834,688	$1,834,688	$50,000	$4,469,376
Frances R. Spark	2012	500,000	341,250	308,750	50,000	1,200,000
Richard E. Cleary	2012	450,000	307,125	307,125	50,000	1,114,250
Thomas A. Rosenbloom	2012	450,000	313,875	313,875	50,000	1,127,750

Total						$7,911,376

(1)	All of these awards were granted on February 20, 2013 but relate to 2012 performance.
(2)	Represents $50,000 in compensation for each of our NEOs related to contributions on their behalf to our SEP.

Compensation Committee Report

Our compensation committee has reviewed and discussed the “Compensation Discussion and Analysis” contained in this proxy statement with management and, based on such review and discussions, the compensation committee recommended to the Board that the “Compensation Discussion and Analysis” be included in the proxy statement.

By the Compensation Committee:

Douglas Crocker, II (Chairman)

Stephen P. Jonas

Raymond A. Redlingshafer, Jr.

James A. Stern

David A. Tyson, PhD.

Summary Compensation Table

The table below sets forth the compensation we paid or accrued with respect to the fiscal years ended December 31, 2012 and 2011 to all of our NEOs serving in their positions at December 31, 2012 and 2011, respectively. As a result of the Internalization, we only paid compensation to our NEOs in 2011 for the period from September 1, 2011 to December 31, 2011. Therefore, the results for the fiscal year ended December 31, 2011 in the table below represent amounts paid or accrued in 2011 from September 1, 2011 through December 31, 2011.

Name and Position	Year	Salary	Bonus		Stock Awards		Non-Equity Incentive Plan Compensation		All Other Compensation(1)	Total
Kevin E. Grant	2012	$750,000	$568,125	(2)	$1,250,000	(3)	$1,266,563	(4)	$50,000	$3,884,688
Chairman of the Board, Chief Executive Officer, Chief Investment Officer and President	2011	250,000	—		2,002,500	(5)	625,000	(6)	49,000	2,926,500

Frances R. Spark	2012	500,000	92,300	(2)	83,334	(3)	215,950	(4)	50,000	974,584
Chief Financial Officer and Treasurer	2011	166,667	—		—		83,334		49,000	299,001

Richard E. Cleary	2012	450,000	94,500	(2)	75,000	(3)	212,625	(4)	50,000	882,125
Chief Operating Officer and Assistant Secretary	2011	150,000	—		—		75,000		49,000	274,000

Thomas A. Rosenbloom	2012	450,000	105,738	(2)	75,000	(3)	208,137	(4)	50,000	888,875
Executive Vice President of Business Development, General Counsel and Secretary	2011	150,000	—		—		75,000		49,000	274,000

(1)	Represents compensation for each of our NEOs related to contributions on their behalf to our SEP.
(2)	Represents cash payments made to the NEOs pursuant to the qualitative component of the Bonus Plan relating to performance in 2012.
(3)	Represents the grant date fair value of stock awards made on February 13, 2012 relating to performance in 2011.
(4)	Represents cash payments made to the NEOs pursuant to the quantitative component of the Bonus Plan on December 21, 2012 relating to performance in 2012.
(5)

Represents the grant date fair value, determined in accordance with FASB Accounting Standards Codification Topic 718, for the 150,000 shares of restricted stock Mr. Grant received as a retention bonus upon signing his employment agreement on September 1, 2011 in connection with the completion of Internalization. See footnote 8 to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the Securities and Exchange Commission on February 13, 2011, for a description of the assumptions used in determining the grant date fair value of these shares.

(6)	Mr. Grant elected to receive all of his non-equity incentive compensation for 2011 in the form of restricted stock. As a result, this amount was not paid or accrued in 2011.

Discussion of Summary Compensation Table

Employment Agreements

We have entered into employment agreements with Mr. Grant, Ms. Spark, Mr. Cleary and Mr. Rosenbloom. Pursuant to the terms of the employment agreements:

•

Mr. Grant serves as our Chairman, Chief Executive Officer, Chief Investment Officer and President; Ms. Spark serves as our Chief Financial Officer and Treasurer; Mr. Cleary serves as our Chief Operating Officer and Assistant Secretary; and Mr. Rosenbloom serves as our Executive Vice President of Business Development, General Counsel, and Secretary;

•	Mr. Grant receives an annual base salary of $750,000, Ms. Spark receives an annual base salary of $500,000, and Messrs. Cleary and Rosenbloom each receive an annual base salary of $450,000;

•

each of the executives is entitled to participate in our annual incentive plans, including the Bonus Plan. Because the NEOs were not employed by us until September 1, 2011, the base salary for 2011 disclosed in the Summary Compensation Table is the amount paid to each executive from September 1, 2011 through December 31, 2011;

•	Mr. Grant was granted a retention bonus of 150,000 shares of our restricted stock on September 1, 2011, which vest ratably over a five year period with the first vesting date on September 1, 2012; and

•

with the exception of Mr. Grant, each of the executives is subject to a one-year non-competition agreement following termination of their employment other than a termination without “cause” or a termination by the executive for “good reason.” Mr. Grant is subject to a two-year non-competition agreement following termination of his employment other than a termination without “cause” or a termination by the executive for “good reason.”

Also, each executive is entitled to certain severance benefits upon a termination of employment by us without “cause” or a termination of employment by the executive for “good reason” and upon a termination due to “disability,” each described in more detail below in “Potential Payments Upon Termination of Employment.”

Bonus

Due to their discretionary nature, amounts granted under the qualitative component of the Bonus Plan were deemed to be “bonuses” and not grants of “non-equity incentive compensation.” See “Compensation of Our Named Executive Officers for 2012 Performance” and “Summary Compensation Table” for a description of bonus payments made under the Bonus Plan.

Incentive Compensation Awards

See “Description of Plan-Based Awards” for a description of our incentive compensation awards for 2012.

Stock Awards

Equity awards from the Bonus Plan for 2012 performance were granted on February 20, 2013 and, therefore, are not included in the Summary Compensation Table for 2012.

Grants of Plan-Based Awards

The following table reflects our grants of plan-based awards during 2012:

Name	Grant Date	Grant Type	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units(1)		Grant Date Fair Value of Stock and Option Awards(2)
			Threshold	Target	Maximum
Kevin E. Grant	2/13/12	Restricted Stock	—	—	—	93,633	(3)	$1,250,000

		Annual Incentive (cash)	$375,000	$1,218,750	$2,062,500	—		—
Frances R. Spark	2/13/12	Restricted Stock	—	—	—	6,243	(3)	83,334

		Annual Incentive (cash)	125,000	250,000	375,000	—		—
Richard E. Cleary	2/13/12	Restricted Stock	—	—	—	5,618	(3)	75,000

		Annual Incentive (cash)	112,500	225,000	337,500	—		—
Thomas A. Rosenbloom	2/13/12	Restricted Stock	—	—	—	5,618	(3)	75,000

		Annual Incentive (cash)	112,500	225,000	337,500	—		—

(1)	Stock Awards relating to 2012 performance were granted on February 20, 2013 and are, therefore, not included in the table.
(2)

Represents the grant date fair value of restricted stock awarded determined in accordance with FASB Accounting Standards Codification Topic 718. See footnote 8 to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Securities and Exchange Commission on February 15, 2013, for a description of the assumptions used in determining the grant date fair value of these shares.

(3)	Granted pursuant to the 2006 Plan.

Description of Plan-Based Awards

As described in “Compensation, Discussion & Analysis—Elements of our Compensation Program—Annual Incentive Compensation,” the Bonus Plan contained both a quantitative and a qualitative component. The Bonus Plan did not provide for one specific “target” rate, but rather rewarded employees if RONA exceeded various hurdle rates between 10% and 14%, with the amounts awarded dependent upon the hurdle rate achieved. In 2012, our RONA was 14.37%. Because our RONA in 2012 was above 14%, each of our NEOs obtained the maximum bonus level pursuant to the Absolute Return Sub-Component of the quantitative component of the Bonus Plan. Our three-year total return to stockholders at December 31, 2012 was 48.42%. When comparing this total return among a specified competitor peer group, this total return qualified our NEOs for the target bonus level pursuant to the Relative Return Sub-Component of the quantitative component of the Bonus Plan. For more information on how the Absolute Return Sub-Component and Relative Return Sub-Component were calculated, see “Compensation, Discussion & Analysis—Elements of our Compensation Program—Annual Incentive Compensation.”

Based on the compensation committee’s assessment of our NEO’s performance in 2012 relative to the factors listed in the Bonus Plan, the compensation committee reweighted the components of the Bonus Plan so that incentive compensation for 2012 was determined such that (i) the quantitative component comprised approximately 70% of the incentive compensation, (A) 70% of which consisted of the Absolute Return Sub-

Component and (B) 30% of which consisted of the Relative Return Sub-Component, and (ii) the qualitative component comprised 30% of the incentive compensation. The total amount of incentive compensation earned under the Bonus Plan was allocated amongst the NEOs as follows:

	Incentive Compensation Earned Under		Total Incentive Compensation Earned Under Quantitative Component	Total Incentive Compensation Earned
Name	Absolute Return Sub-Component	Relative Return Sub-Component
Kevin E. Grant	$2,012,250	$511,875	$2,533,125	$3,669,375
Frances R. Spark	367,500	105,000	472,500	650,000
Richard E. Cleary	330,750	94,500	425,250	614,250
Thomas A. Rosenbloom	330,750	94,500	425,250	634,500

Outstanding Equity Awards at Fiscal Year End

The following table reflects our outstanding equity awards as of December 31, 2012:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested
Kevin E. Grant	131,088	(1)	$30.00	February 2016	213,633	(2)	$2,523,006
Frances R. Spark	—		—		54,243	(3)	640,610
Richard E. Cleary	—		—		53,618	(4)	633,229
Thomas A. Rosenbloom	—		—		53,618	(4)	633,229

(1)	All of Mr. Grant’s options are fully vested.
(2)

Of these shares, 120,000 vest ratably over a four-year period with the next vesting date on September 1, 2013, and 93,633 shares vest ratably over a five-year period with the first vesting date after December 31, 2012 on February 13, 2013.

(3)

Of these shares, 30,000 shares vest as follows: 12,000 on December 17, 2013 and 18,000 on December 17, 2014. In addition, 18,000 shares vest ratably over a three-year period that commenced on November 3, 2012, and 6,243 shares vest ratably over a five-year period with the first vesting date after December 31, 2012 on February 13, 2013.

(4)

Of these shares, 30,000 shares vest as follows: 12,000 on December 17, 2013 and 18,000 on December 17, 2014. In addition, 18,000 shares vest ratably over a three-year period that commenced on November 3, 2012, and 5,618 shares vest ratably over a five-year period with the first vesting date after December 31, 2012 on February 13, 2013.

Options Exercised and Stock Vested

The following table reflects our NEO’s restricted shares that vested during 2012:

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Kevin E. Grant	30,000	$431,400
Frances R. Spark	18,000	232,860
Richard E. Cleary	18,000	232,860
Thomas A. Rosenbloom	18,000	232,860

Pension Benefits

We do not maintain a pension plan.

Nonqualified Deferred Compensation

We did not have a deferred compensation plan in 2012.

Potential Payments Upon Termination of Employment

The following summaries set forth potential payments payable to our NEOs upon termination of employment or a change in control of us under their current employment agreements. Post-employment payments to our NEOs are determined by reference to their base salary and incentive compensation.

Termination by Us Other Than for Cause or Termination by the Executive for Good Reason

If we terminate an executive officer’s employment without “cause,” or if the executive officer resigns for “good reason,” we must immediately pay any unpaid portion of the executive’s base salary. In addition, the executive is entitled to receive a severance payment equal to a multiple of his or her average base salary plus the average incentive compensation earned during the shorter of (i) the three fiscal years immediately preceding the year of termination or (ii) the period of time beginning on the date of the executive’s employment agreement though the date of his or her termination of employment. The severance payment multiple for each of Mr. Grant, Ms. Spark, Mr. Cleary, and Mr. Rosenbloom is 2.5, 1.0, 1.0 and 1.0, respectively. One half of this severance amount is payable by the later of (i) 30 days after the termination date or (ii) five business days after the effectiveness of the executive’s liability release agreement, and the remaining severance amount is payable by March 15 of the year following the termination date. Additionally, upon a termination by us without “cause” or by the executive for “good reason,” we shall reimburse the executive for the amount of premiums paid by him or her to continue coverage under our health plan for a period not to exceed 12 (or, in the case of Mr. Grant only, 24) months after termination (or, if the executive is not eligible to remain on our health plan for such time, we will reimburse him or her for premiums paid to continue coverage under COBRA or a similar state law for a period not to exceed 12 (or, in the case of Mr. Grant only, 24) months after termination).

“Good Reason” is defined by the employment agreements as the occurrence of one or more of the following without the executive’s written consent:

•	our failure to pay the executive any amounts due under his or her employment agreement in a timely manner;

•

a material diminution in the executive’s duties, authorities or responsibilities. However, “Good Reason” does not include: (i) with respect to Mr. Grant, the removal of the title of Chairman, Chief Investment Officer or President, so long as he retains his title of Chief Executive Officer; (ii) with respect to Ms. Spark, the removal of the title of Treasurer so long as she retains her title of Chief Financial Officer; (iii) with respect to Mr. Cleary, the removal of the title of Assistant Secretary so long as he retains his title of Chief Operating Officer, and (iv) with respect to Mr. Rosenbloom, the removal of the title of Executive Vice President of Business Development so long as he retains his titles of General Counsel and Secretary;

•	a reduction in the executive’s base salary below the initial base salary set forth in his or her employment agreement;

•	the relocation of the executive’s principal place of employment more than 50 miles from Waltham, Massachusetts (except for a relocation approved by a majority of the independent directors);

•	a material breach by us of the employment agreement;

•	with respect to Mr. Grant only, a failure to nominate him as a member of the Board of Directors; or

•	our failure to obtain the assumption of the executive’s employment agreement in writing by any successor following a “change in control” (as defined in the employment agreement.)

We have a 30-day cure period to cure the grounds asserted for a termination for “Good Reason.”

“Cause” is defined by the employment agreements as the occurrence of one or more of the following:

•	acts or omissions constituting recklessness or willful misconduct on the part of the executive in connection with the performance of his duties to us (subject to certain notice and cure provisions);

•	a material breach by the executive of the terms of his or her employment agreement (subject to certain notice and cure provisions);

•

the failure of the executive to adhere to the lawful directions of the Board that are reasonably consistent with the executive’s duties and positions (subject to certain notice and cure provisions); or

•	the executive’s conviction or plea of guilty or nolo contendre for fraud, misappropriation or embezzlement in connection with our assets or to a felony.

If any payments, distributions or benefits provided or to be provided to the executive under the employment agreement or otherwise are determined to be subject to the excise tax imposed by Section 4999 of the Code on payments related to a change in control (parachute payments), each employment agreement provides that such parachute payments will be reduced to an amount that will avoid imposition of such excise taxes. However, the parachute payments will not be reduced if it is determined that the officer would have a greater net after-tax benefit after paying the applicable excise taxes on the unreduced parachute payments. If the parachute payments are not reduced under the terms of the employment agreements, Section 280G of the Code may limit our ability to deduct such payments for Federal income tax purposes.

In addition, if we terminate an executive’s employment without cause or if the executive terminates his or her employment for good reason, all unvested shares of restricted stock owned by the executive as of the termination date will become immediately vested.

Failure to Renew Employment Agreements

If Mr. Grant’s employment is terminated due to our failure to renew his employment agreement, Mr. Grant will be entitled to receive a severance payment from us equal to two (2) times the average of (i) his base salary plus (ii) the incentive compensation earned during the shorter of (A) the three fiscal years immediately preceding the year of termination or (B) the period of time beginning on the date of Mr. Grant’s employment agreement through the date of his termination of employment. Our failure to renew the employment agreements of Ms. Spark, Mr. Cleary or Mr. Rosenbloom will be treated as a termination by us without cause for purposes of determining severance benefits.

Termination in Connection with a Change-in-Control Transaction

A “change-in-control” transaction is deemed to have occurred if:

•	our stockholders approve of a plan for our complete liquidation or dissolution;

•	we sell or dispose of all or substantially all of our assets;

•	any person becomes the beneficial owner of greater than 50% of our voting shares;

•

we are part of a merger, consolidation or statutory share exchange where our stockholders immediately prior to such event own less than 50% of the voting power of the surviving company following such event;

•

during any period of two consecutive years, board members as of the effective date of the employment agreement (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board of Directors unless any new board member was approved by a vote of a majority of the Incumbent Directors; or

•	the Board of Directors adopts a resolution stating that, as a result of any transaction or event, a “change-in-control” transaction has occurred.

Our NEOs will not receive any severance solely due to a change-in-control transaction and our NEOs are not entitled to a gross up or indemnification for any parachute tax liability that they incur. In order for our NEOs to receive severance benefits in connection with a change-in-control transaction, either (i) the NEO must have been terminated other than for “cause” within 24 months after a change-in-control transaction (in which case he or she shall receive the same termination benefits related to a termination by us other than for “cause”) or (ii) the NEO must have terminated his or her employment for “good reason” within 12 months after a change-in-control transaction (in which case he or she shall receive the same termination benefits related to a termination for “good reason”).

Termination upon Death or Disability

Death

Upon the death of an executive during his or her employment with us, we are obligated to pay his or her estate all accrued but unpaid amounts of his or her base salary and the pro rata portion of his or her incentive compensation for the year of his or her death. The amount of the incentive compensation paid in the year of an executive’s death will equal the maximum performance bonus he or she would have been entitled to receive for that year (as determined at the end of the year of his or her death) multiplied by a ratio equal to the number of days he or she was employed in the year of his or her death divided by 365. The incentive compensation will be paid at the same time and manner had the executive not died. In addition, the executive’s beneficiaries will receive benefits in accordance with our retirement, insurance and other applicable programs and plans then in effect.

Disability

We are entitled to terminate an executive’s employment due to his or her disability if he or she has been absent from the full-time performance of his or her duties with us for six consecutive months, and if, within 30 days after written notice by us, he or she has not returned to the full-time performance of his or her duties. We will continue to pay the executive’s base salary during the period that the executive is first absent from the full-time performance of his or her duties and until the later of the date he or she is terminated from employment due to disability or the date he or she begins to receive long-term disability payments under our long-term disability plan. In addition, the executive will be entitled to receive a pro rata portion of the incentive compensation for the year of the executive’s termination due to disability and a severance amount equal to 0.75 times (or, in the case of Mr. Grant only, two times) the average amount of the executive’s base salary during the shorter of (i) three fiscal years immediately preceding the year of termination or (ii) the period of time from the effective date of his or her employment agreement to the date of termination. Disability severance amounts shall be payable by us in 12 (or, in the case of Mr. Grant only, 24) equal monthly installments beginning on the month immediately following the termination date.

We also will reimburse the executive for the amount of premiums paid by him or her to continue coverage under our health plan for a period not to exceed 12 months (or, in the case of Mr. Grant only, 24 months) after termination. If the executive is not eligible to remain on our health plan for such time, we will reimburse him or her for premiums paid to continue coverage under COBRA or a similar state law for a period not to exceed 12 months (or, in the case of Mr. Grant only, 24 months) after termination.

Termination by Us for Cause or by the Executive Without Good Reason

If we terminate the executive for cause or if the executive terminates employment without good reason:

•	we are obligated to pay him or her only all accrued but unpaid amounts of his or her base salary and any previously awarded but unpaid incentive compensation; and

•	we will not be required to provide any additional benefits to the executive and any of the executive’s unvested equity awards shall be forfeited.

Potential Post-Employment Payments and Payments Upon a Change-In-Control

The following table presents the potential post-employment payments and payments our NEOs would be entitled to receive under their employment agreements following the payment trigger events in their respective employment agreements, which are included in the table below. We assumed that the triggering event took place on December 31, 2012 for purposes of the calculations in the table below.

Name	Benefit	Termination Without Cause or For Good Reason	Termination Without Cause Within 24 Months Following a Change of Control	Termination for Good Reason Within 12 Months Following a Change of Control	Termination Due to Failure to Renew Employment Agreement	Disability
Kevin E. Grant	Base Salary	$1,875,000	$1,875,000	$1,875,000	$1,500,000	$1,500,000
	Incentive Compensation	9,223,830	9,223,830	9,223,830	7,379,064	—
	Equity Awards(1)	2,523,006	2,523,006	2,523,006	2,523,006	2,523,006
	Healthcare Premiums(2)	29,451	29,451	29,451	29,451	29,451

	Total	$13,651,287	$13,651,287	$13,651,287	$11,431521	$4,052,457

Frances R. Spark	Base Salary	$500,000	$500,000	$500,000	$500,000	$375,000
	Incentive Compensation	612,501	612,501	612,501	612,501	—
	Equity Awards(1)	640,610	640,610	640,610	640,610	640,610
	Healthcare Premiums(2)	5,458	5,458	5,458	5,458	5,458

	Total	$1,758,568	$1,758,568	$1,758,568	$1,758,568	$1,021,067

Richard E. Cleary	Base Salary	$450,000	$450,000	$450,000	$450,000	$337,500
	Incentive Compensation	573,188	573,188	573,188	573,188	—
	Equity Awards(1)	633,229	633,229	633,229	633,229	633,229
	Healthcare Premiums(2)	14,387	14,387	14,387	14,387	14,387

	Total	$1,670,803	$1,670,803	$1,670,803	$1,670,803	$985,115

Thomas A. Rosenbloom	Base Salary	$450,000	$450,000	$450,000	$450,000	$355,500
	Incentive Compensation	583,313	583,313	583,313	583,313	—
	Equity Awards(1)	633,229	633,229	633,229	633,229	633,229
	Healthcare Premiums(2)	14,726	14,726	14,726	14,726	14,726

	Total	$1,681,267	$1,681,267	$1,681,267	$1,681,267	$1,003,454

(1)	Represents the fair value of all unvested shares of restricted stock as of December 31, 2012.
(2)	Represents the present value of all reimbursable health insurance premiums.

Equity Compensation Plans

The following table provides information as of December 31, 2012 with respect to shares of common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans(1)
Equity Compensation Plans Approved by Stockholders(2)	131,088	$30.00	1,709,064
Equity Compensation Plans Not Approved by Stockholders	—	—	—

Total	131,088	$30.00	1,709,064

(1)	Excluding securities reflected in the column entitled “Number of Securities to be Issued upon Exercise of Outstanding Options.”
(2)	Includes only the 2006 Plan.

PROPOSAL 2: 2013 EQUITY INCENTIVE PLAN

We currently have in effect the 2006 Plan, which was adopted by our Board of Directors and received stockholder approval in 2006. The 2006 Plan permits the grant of options, stock appreciation rights and other share-based awards.

As discussed below, Section 162(m) of the Code limits the deduction that a public corporation may claim for compensation paid to certain executive officers. A special transition rule under Section 162(m) provides that the deduction limitation does not apply to certain awards made under plans such as the 2006 Plan. That special transition rule will not apply to awards that are granted under the 2006 Plan after the date of the Annual Meeting. Our Board of Directors adopted the 2013 Equity Incentive Plan (the “2013 Plan”), and is submitting it to stockholders for approval so that equity awards and other compensation can qualify for an exemption from the deduction limitation of Section 162(m).

Our Board of Directors adopted the 2013 Plan on March 26, 2013, subject to the approval of stockholders. If the stockholders approve the 2013 Plan, no additional awards or grants will be made under the 2006 Plan (although awards previously made under the 2006 Plan that are outstanding will remain in effect in accordance with the terms of that plan and the applicable award agreements).

Our Board of Directors believes that the 2006 Plan has benefited, and the 2013 Plan will benefit, the Company by (i) assisting in recruiting and retaining the services of individuals with high ability and initiative, (ii) providing greater incentives for employees and other individuals who provide valuable services to the Company and its affiliates and (iii) associating the interests of those persons with the Company and its stockholders.

The more significant features of the 2013 Plan are summarized below. The summary of the 2013 Plan is qualified in its entirety by reference to the plan document, a copy of which is attached as Appendix A to this proxy statement.

Administration of the 2013 Plan

The 2013 Plan will be administered by our compensation committee. The compensation committee will approve the terms of awards under the 2013 Plan. Our compensation committee will also approve who will receive grants under the 2013 Plan, determine the type of award that will be granted and will approve the number of shares of Common Stock subject to the grant. As described below under “Section 162(m),” a participant (other than a participant who is a director but not an employee of the Company or an affiliate), may not be granted awards in any calendar year with respect to more than 500,000 shares of common stock.

Our compensation committee, in its discretion, may delegate to our chief executive officer all or part of the compensation committee’s authority and duties with respect to the 2013 Plan. However, our compensation committee may not delegate its authority or duties with respect to grants and awards to individuals who are our executive officers. References in this summary to the “compensation committee” include our chief executive officer to the extent of any delegation by our compensation committee in accordance with the 2013 Plan.

Our Board of Directors will administer the 2013 Plan in the case of any award that is made to a director who is not also an employee of the Company or an affiliate; provided that a non-employee director may not be granted awards in any calendar year with respect to more than 20,000 shares of common stock. References in this summary to the “compensation committee” include our Board of Directors with respect to awards made to non-employee directors.

Because awards under the 2013 Plan will be made at the compensation committee’s discretion, we are unable to determine who will be selected to receive awards or the type, size or terms of the awards that may be granted. For the same reason, we are unable to determine the awards that would have been granted last year if the

2013 Plan had been in effect. However, awards previously granted under the 2006 Plan are reported herein. See “Executive Officer Compensation Tables—Grants of Plan-Based Awards.”

Eligibility

All of our employees are eligible to receive grants under the 2013 Plan. In addition, our non-employee directors and other individuals who perform services for us and our subsidiaries and affiliates may receive grants under the 2013 Plan.

Share Authorization

The number of shares of our common stock that may be issued under the 2013 Plan is 8,500,000 shares. In connection with share splits, share dividends, recapitalizations and certain other events, our Board of Directors will make adjustments that it deems appropriate in the aggregate number of shares of common stock that may be issued under the 2013 Plan, the terms of outstanding awards and the per individual grant limitation as described below under “Section 162(m)”.

If any award granted under the 2013 Plan terminates, expires or is canceled, forfeited, exchanged or surrendered without having been exercised or is settled entirely in cash, the shares of common stock subject to such award will again be available for future awards under the 2013 Plan. Similarly, if after May 10, 2013, an award under the 2006 Plan terminates, expires, is canceled, forfeited, exchanged or surrendered without having been exercised or is settled entirely in cash, the shares of common stock subject to such award will again be available for future awards under the 2013 Plan. Any shares of common stock that are tendered or withheld from the settlement of a 2013 Plan award to satisfy the grant or exercise price or to satisfy a tax withholding obligation under an award shall be available for future awards granted under the 2013 Plan.

Options

The 2013 Plan authorizes our compensation committee to grant incentive stock options (under Section 421 of the Code) and options that do not qualify as incentive stock options. The exercise price of each option will be determined by the compensation committee, provided that the price cannot be less than 100% of the fair market value of the common stock on the date on which the option is granted (or 110% of the shares’ fair market value on the grant date in the case of an incentive stock option granted to an individual who is a “ten percent shareholder” under Sections 422 and 424 of the Code). Except in the event of share splits, share dividends and other changes in our capitalization, the exercise price of an outstanding option cannot be reduced without the approval of stockholders. In addition, unless approved by stockholders, no payment may be made on account of the cancellation of an option if the exercise price exceeds the fair market value of a share of common stock.

The exercise price for any option is generally payable (i) in cash, (ii) by certified check, (iii) by the surrender of shares of common stock (or attestation of ownership of common stock) with an aggregate fair market value on the date on which the option is exercised equal to the exercise price for the number of shares being purchased, (iv) by payment through a broker in accordance with procedures established by the Federal Reserve Board or (v) by a “net settlement” of the option exercise. The term of an option cannot exceed ten years from the date of grant (or five years in the case of an incentive stock option granted to a “ten percent shareholder”).

Stock Awards

The 2013 Plan also provides for the grant of stock awards. A stock award is an award of common stock that may be subject to restrictions on transferability and other restrictions as our compensation committee determines in its sole discretion on the date of grant. A stock award may be subject to vesting or other requirements or restrictions that are stated with reference to one or more “performance goals” as described below under “Section

162(m).” The restrictions, if any, may lapse over a specified period of time or through the satisfaction of conditions, in installments or otherwise, as our compensation committee may determine. A participant who receives a stock award will have all of the rights of a stockholder as to those shares, including, without limitation, the right to vote and the right to receive dividends or distributions on the shares; provided, however, that dividends payable on a stock award that does not vest solely on account of continued employment or service will be payable when, and only to the extent that, the underlying stock award vests. During the period, if any, when stock awards are non-transferable or forfeitable, (i) a participant is prohibited from selling, transferring, pledging, exchanging, hypothecating or otherwise disposing of his or her stock award shares, (ii) we will retain custody of any stock certificates and (iii) the participant must deliver a stock power to the Company for each stock award.

Stock Appreciation Rights

The 2013 Plan authorizes our compensation committee to grant stock appreciation rights that provide the recipient with the right to receive, upon exercise of the stock appreciation right, cash, common stock or a combination of the two. The amount that the recipient will receive upon exercise of the stock appreciation right generally will equal the excess of the fair market value of the common stock on the date of exercise over the shares’ fair market value on the date of grant (the “initial value”). Stock appreciation rights will become exercisable in accordance with terms prescribed by our compensation committee. Stock appreciation rights may be granted in tandem with an option grant or independently from an option grant. The term of a stock appreciation right cannot exceed ten years from the date of grant or five years from the date of grant in the case of a stock appreciation right granted in tandem with an incentive stock option awarded to a “ten percent shareholder.”

Except in the case of share splits, share dividends and other changes in our capitalization, the initial value of an outstanding stock appreciation right cannot be reduced without the approval of stockholders. In addition, unless approved by stockholders, no payment may be made on account of the cancellation of a stock appreciation right if the initial value exceeds the fair market value of a share of common stock.

Performance Units

The 2013 Plan also authorizes our compensation committee to grant performance units. Performance units represent the participant’s right to receive an amount, stated with reference to a specified or determinable number of shares of our common stock or other securities or property, if the requirements prescribed by the compensation committee are satisfied. Our compensation committee will determine the applicable performance period, the performance goals and such other conditions that apply to the performance unit. Performance goals may be stated with respect to the performance criteria described below under “Section 162(m)” or such other criteria determined by the compensation committee. If the performance units are earned, they will be paid in cash, common stock or a combination thereof.

Other Equity-Based Awards

Our compensation committee may grant other types of awards as other equity-based awards under the 2013 Plan. Our compensation committee will determine the applicable performance period, the performance goals and such other conditions that apply to other equity-based awards. Performance goals may be stated with respect to the performance criteria described below under “Section 162(m)” or such other criteria determined by our compensation committee. Other equity-based awards are payable in cash, common stock or other equity, or a combination thereof, determined by the compensation committee. The terms and conditions of other equity-based awards are determined by the compensation committee.

Incentive Awards

The 2013 Plan also permits the grant of incentive awards. An incentive award is an opportunity to earn a payment upon the terms and conditions prescribed by our compensation committee. The terms and conditions may provide that the incentive award will be earned only to the extent that the participant, the Company or an affiliate achieves objectives measured over a period of at least one year. The objectives may be stated with reference to one or more of the performance criteria described below under “Section 162(m)” or such other criteria determined by our compensation committee. If an incentive award is earned, the amount payable will be paid in cash, common stock or a combination thereof.

Dividend Equivalents

Our compensation committee may grant dividend equivalent rights in connection with the grant of performance units and other equity-based awards. The dividend equivalent is the right to receive cash, stock or other property equivalent to the cash, stock or other property paid on an equal number of shares of common stock. Dividend equivalents may be paid currently or accrued and paid at a later date (in which case they may be deemed to have been invested in common stock). Dividend equivalents may be payable in cash, common stock or a combination of the two. Our compensation committee will determine the terms of any dividend equivalents. However, amounts payable under dividend equivalent rights that relate to an award subject to performance vesting requirements will be payable when, and only to the extent that, the underlying award vests.

Change in Control

If we experience a change in control, the compensation committee may, at its discretion, provide that all outstanding options, stock appreciation rights, stock awards, performance units, other equity-based awards or incentive awards that are not exercised prior to the change in control will be assumed by the surviving entity, or will be replaced by a comparable substitute award of substantially equal value granted by the surviving entity. The compensation committee may also provide that (i) all outstanding options and stock appreciation rights will be fully exercisable on the change in control, (ii) restrictions and conditions on outstanding stock awards will lapse upon the change in control and (iii) performance units, other equity-based awards or incentive awards will become earned in their entirety. The compensation committee may also provide that participants must surrender their outstanding options, stock appreciation rights, stock awards, performance units, other equity-based awards and incentive awards in exchange for a payment, in cash, common stock or other securities or consideration received by stockholders in the change in control transaction, equal to the value received by stockholders in the change in control transaction (or, in the case of options and stock appreciation rights, the amount by which that transaction value exceeds the exercise price).

In summary, a change of control under the 2013 Plan occurs if:

•	a person, entity or affiliated group (with certain exceptions) acquires, in a transaction or series of transactions, at least 50% of our combined voting power or common stock;

•

we merge into another entity unless the holders of our voting shares immediately prior to the merger have more than 50% of the combined voting power of the securities in the merged entity or its parent;

•	we sell or dispose of all or substantially all of our assets; or

•

during any period of two consecutive years individuals who, at the beginning of such period, constitute our Board of Directors, together with any new directors (other than individuals who become directors in connection with certain transactions or election contests), cease for any reason to constitute a majority of our Board of Directors.

Section 162(m)

Section 162(m) of the Code limits, to $1,000,000, the deduction that a public corporation may claim for compensation paid to each of its chief executive officer and its three other most highly paid executive officers (other than the chief financial officer). The deduction limitation does not apply to compensation that qualifies as “performance based compensation” under Section 162(m).

A special rule under Section 162(m) provides that certain awards under plans such as the 2006 Plan that were made during a transition period that began with our initial public offering can qualify as performance based compensation even though they do not satisfy the requirements for performance based compensation otherwise prescribed by Section 162(m). We will not be allowed to rely on the special rule with respect to awards granted after the Annual Meeting.

Awards granted under the 2013 Plan can qualify as performance based compensation under Section 162(m) only if, among other things, the 2013 Plan, as approved by stockholders (i) includes a limit on the benefits that an individual may receive in a stated period and (ii) identifies the performance measures or criteria that may be used for awards that are intended to qualify as performance based compensation.

As required by Section 162(m), the 2013 Plan includes limits on the benefits that any participant may receive in a stated period. The 2013 Plan provides that no participant may be granted, in any calendar year, awards with respect to more than 500,000 shares of common stock (regardless of whether the award or awards are granted as options, stock appreciation rights, stock awards, performance units or other equity-based awards or any combination thereof). Although not required by Section 162(m), the 2013 Plan provides that a non-employee director may not receive awards in any calendar year with respect to more than 20,000 shares of common stock. The 2013 Plan also provides that no participant may receive payments that exceed $10,000,000 under all incentive awards granted in the same calendar year.

The 2013 Plan also identifies performance criteria that may be used to establish performance goals that will determine whether an award becomes vested or is earned. The compensation committee may prescribe that an award that is intended to qualify as performance based compensation will become vested or be earned only upon the attainment of performance goals or objectives stated with respect to one or more of the following:

•	consolidated earnings before or after taxes, including earnings before interest, taxes, depreciation and amortization;

•	net income

•	operating income;

•	earnings per share of common stock;

•	book value per share of common stock;

•	return on stockholders’ equity;

•	expense management;

•	return on investments;

•	improvements in capital structure;

•	profitability of an identifiable business unit or product;

•	maintenance or improvement of profit margins;

•	fair market value of common stock;

•	dividends per share of common stock;

•	revenues;

•	costs;

•	cash flow;

•	total stockholder return; and

•	return on assets or net assets.

A performance goal or objective stated with respect to one or more of these criteria may be expressed on an absolute basis or relative to the performance of one or more similarly situated companies or a published index. In establishing a performance goal or objective, the compensation committee may exclude any or all special, unusual or extraordinary items as determined under generally accepted accounting principles, including the charges or costs associated with restructurings of the Company, discontinued operations, other unusual or non-recurring items and the cumulative effects of accounting changes. To the extent allowed by Section 162(m), the compensation committee may also adjust performance goals or objectives to reflect the impact of unusual or non-recurring events affecting the Company and for changes in applicable tax laws and accounting principles.

Return of Awards; Repayment

The 2013 Plan provides that all awards, and all payments under awards, are subject to any policy that the Company adopts requiring the return or repayment of benefits, i.e., a claw-back policy. To the extent required by any such policy, as in effect on the date that the award is granted, the date the payment was made or, as applicable, the date the option or stock appreciation right was exercised or the date the stock award, performance units or other equity-based award is vested or earned, a participant will be required to return any award (if not previously exercised or settled) or to return any payment previously made with respect to an award (if the award has vested or been settled).

Amendment; Termination

The 2013 Plan may be amended or terminated at any time by our Board of Directors; provided that no amendment may adversely impair the benefits of participants under outstanding awards. Our stockholders must approve any amendment if such approval is required under applicable law or stock exchange requirements. Our stockholders also must approve any amendment that materially increases the benefits accruing to participants under the 2013 Plan, materially increases the aggregate number of shares of our common stock that may be issued under the 2013 Plan or materially modifies the requirements as to eligibility for participation in the 2013 Plan. The 2013 Plan provides that, unless terminated sooner by our Board of Directors, the 2013 Plan will terminate on May 10, 2023.

Federal Tax Consequences

Counsel advised us regarding the federal income tax consequences of the 2013 Plan. No income is recognized by a participant at the time an option or stock appreciation rights is granted. If the option is an incentive stock option, no income will be recognized upon the participant’s exercise of the incentive stock option. Income is recognized by a participant when he or she disposes of shares acquired under an incentive stock option. The exercise of a nonqualified stock option or a stock appreciation right generally is a taxable event that requires the participant to recognize, as ordinary income, the difference between the shares’ fair market value and the option price or the amount paid in settlement of the stock appreciation right.

Income is recognized on account of the grant of a stock award or another equity-based award when the shares or other property subject to the award first become transferable or are no longer subject to a substantial risk of forfeiture. At that time the participant recognizes ordinary income equal to the fair market value of the common stock or other property, less any amount paid by the participant for the common stock or other property.

No income is recognized upon the grant of performance units or incentive awards. Income will be recognized on the date that payment is made under the performance units or incentive award in an amount paid in settlement of the performance units or incentive award.

The employer (either the Company or its affiliate) generally will be entitled to claim a federal income tax deduction on account of the exercise of a nonqualified stock option or stock appreciation right, the vesting of a stock award or other equity-based award and the settlement of performance units and incentive awards. The amount of the deduction generally is equal to the ordinary income recognized by the participant. The employer will not be entitled to a federal income tax deduction on account of the grant or exercise of an incentive stock option, but may claim a federal income tax deduction on account of certain dispositions of shares acquired under an incentive stock option.

The Board of Directors recommends that the stockholders vote FOR the approval of the 2013 Plan.

PROPOSAL 3: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Section 14A of the Exchange Act added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) provides our stockholders with an advisory vote to approve our NEO compensation. This advisory vote gives our stockholders the opportunity to express their views on the compensation of our named executive officers. Although this vote is advisory and is not binding, the Board of Directors and the compensation committee plan to take into consideration the outcome of the vote when making future executive compensation decisions.

In connection with our 2012 annual meeting, we asked our stockholders to vote, on an advisory basis, to recommend the frequency with which we would provide future advisory votes on NEO compensation. After careful consideration, our Board of Directors determined that holding an advisory vote on NEO compensation each year was the most appropriate policy for the Company and recommended that the stockholders vote, on an advisory basis, to hold future advisory votes on NEO compensation each year. At our 2012 annual meeting, approximately 48.27% of stockholders cast votes, on advisory basis, to recommend the frequency with which we should provide future advisory votes on NEO compensation, which percentage excludes broker non-votes. Approximately 86.87% of those stockholders voted, on an advisory basis, to hold future advisory votes on NEO compensation each year, approximately 1.30% voted, on an advisory basis, to hold future advisory voted on NEO compensation every two years, approximately 10.84% voted, on an advisory basis, to hold future advisory voted on NEO compensation every three years and approximately 0.98% abstained. Taking into consideration the recommendation of the stockholders, our Board of Directors elected to hold advisory votes on NEO compensation each year. In the future, our Board of Directors may reconsider the frequency with which we hold advisory votes on NEO compensation.

As described in detail under “Compensation Discussion and Analysis,” our compensation program is designed to align the interests of management with those of our stockholders, apply a pay-for-performance philosophy and attract and retain top management talent, while at the same time reducing our expense ratio and managing expenses. Our Board of Directors believes that our current executive compensation program directly links executive compensation to our performance and properly aligns the interests of our executive officers with those of our stockholders. For example:

•	A meaningful portion of the total compensation paid or awarded to our named executive officers is performance-based.

•	The Board of Directors has adopted Stock Ownership Guidelines that apply to our executive officers and non-employee directors.

•

In 2012, the Board conducted an extensive evaluation of our compensation practices with the support of FTI and adopted compensation practices that we believe align the interests of our executive officers with those of our stockholders.

See the information set forth under “Named Executive Officer Compensation for 2012” for more information on these elements of our NEO compensation program.

For these reasons, the Board of Directors strongly endorses the Company’s NEO compensation program and recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed under the compensation disclosure rules of the SEC, including the “Compensation Discussion and Analysis,” compensation tables and narrative discussion contained in the proxy statement for the 2013 annual meeting of stockholders.”

The Board of Directors recommends that the stockholders vote FOR the approval, on an advisory basis, of our named executive officer compensation.

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our Board of Directors has selected the accounting firm of Deloitte & Touche LLP to serve as our independent registered public accountants for the year ending December 31, 2013, subject to ratification of this appointment by our stockholders. Deloitte & Touche LLP has served as our independent registered public accountants since our initial private offering in February 2006 and is considered by our management to be well qualified.

Fee Disclosure

The following is a summary of the fees billed to the Company by Deloitte & Touche LLP for professional services rendered for each of our last two fiscal years:

	Fiscal Year Ended December 31,
	2012	2011
Audit Fees	$782,702	$733,032
Audit-Related Fees	—	—
Tax Fees	99,074	115,772
All Other Fees	2,000	2,178

Total	$883,776	$850,982

Audit Fees

“Audit Fees” consist of fees and expenses billed for professional services rendered for the audit of the financial statements and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements. Audit Fees include fees for professional services rendered in connection with quarterly and annual financial statements and fees and expenses related to the issuance of consents and comfort letters by Deloitte & Touche LLP related to our public offerings and registration statements. In 2012 and 2011, fees and expenses related to the issuance of consents and comfort letters included in the total Audit Fees were $195,229 and $262,257, respectively.

Audit-Related Fees

“Audit-Related Fees” consist of fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not “Audit Fees.”

Tax Fees

“Tax Fees” consist of fees and related expenses billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and tax planning and structuring.

All Other Fees

“All Other Fees” consist of fees and expenses for products and services that are not “Audit Fees,” “Audit-Related Fees” or “Tax Fees.” In 2012, “All Other Fees” consisted of a subscription fee for Deloitte & Touche LLP’s accounting technical library.

Pre-Approval Policy

All audit, tax and other services provided to us were reviewed and pre-approved by the audit committee or a member of the audit committee designated by the full committee to pre-approve such services. The audit committee or designated member concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

We expect that a representative of Deloitte & Touche LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants.

AUDIT COMMITTEE REPORT

The audit committee oversees the Company’s financial reporting process on behalf of the Board of Directors, in accordance with the audit committee charter. Management is responsible for the Company’s financial statements and the financial reporting process, including the system of internal controls. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles.

In fulfilling its oversight responsibilities, the audit committee reviewed with management and Deloitte & Touche LLP the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The audit committee also reviewed and discussed with management and Deloitte & Touche LLP the disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Controls and Procedures” included in the Annual Report on Form 10-K for the year ended December 31, 2012.

In addition, the audit committee discussed and received the written disclosures and the letter from the independent registered public accountants required by the applicable requirements of the Public Company Accounting Oversight Board, and the audit committee discussed with the independent registered public accountants the auditors’ independence from management and us and the matters required to be discussed by the statement on Auditing Standards No. 61, as amended.

In reliance on the reviews and discussions referred to above, prior to the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 with the SEC, the audit committee recommended to the Board of Directors (and the Board of Directors approved) that the audited financial statements be included in such annual report for filing with the SEC.

The members of the audit committee are not professionally engaged in the practice of auditing or accounting. Members of the audit committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accountants. Accordingly, the audit committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Deloitte & Touche LLP is in fact “independent.”

By the Audit Committee:

Stephen P. Jonas, Chairman

Tanya S. Beder

Raymond A. Redlingshafer, Jr.

David A. Tyson, PhD

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding the beneficial ownership of our common stock as of February 28, 2013, with respect to:

•	each of our directors;

•	each of our director nominees;

•	each of our NEOs; and

•	all directors, director nominees and executive officers as a group.

Unless otherwise indicated, the business address for each of the identified stockholders is 890 Winter Street, Suite 200, Waltham, Massachusetts 02451. Except as indicated in the footnotes below, none of the executive officers or directors has pledged his shares of common stock as collateral, and each named beneficial owner has sole voting power and sole dispositive power. Based upon our review of filings made with the SEC, none of our stockholders is the beneficial owner of more than 5% of our common stock.

Name and Address of Beneficial Owner	Shares of Common Stock(1)	Percent of Common Stock(2)
Directors and Executive Officers:
Kevin E. Grant(3)	525,912	*
Tanya Beder(4)	4,320	*
Richard E. Cleary(5)(8)	146,432	*
Douglas Crocker II(6)	43,958	*
Jeffrey P. Hughes(6)(7)	123,498	*
Stephen P. Jonas(6)	127,239	*
Raymond A. Redlingshafer, Jr.(6)	28,713	*
Thomas A. Rosenbloom(8)	112,897	*
Frances R. Spark(9)	125,392	*
James A. Stern(6)(10)	98,218	*
David A. Tyson(6)	18,622	*

All Executive Officers and Directors as a Group (11 persons)	1,355,201	1.0%

*	Represents ownership of less than 1.0%.
(1)

In accordance with SEC rules, each listed person’s beneficial ownership includes: (1) all shares the investor actually owns beneficially or of record; (2) all shares over which the investor has or shares voting or dispositive control; and (3) all shares the investor has the right to acquire within 60 days of March 31, 2013 (such as upon the exercise of options that are currently vested or which are scheduled to vest within 60 days).

(2)

For purposes of this table, a person is deemed to be the beneficial owner of shares of common stock if that person has the right to acquire such shares within 60 days of March 31,2013 by the exercise of any options. Options held by a person are deemed to have been exercised for the purpose of computing the percentage of outstanding shares of common stock beneficially owned by such person, but shall not be deemed to have been exchanged or exercised for the purpose of computing the percentage of outstanding shares of common stock beneficially owned by any other person.

(3)	Includes (i) 213,633 unvested shares of restricted stock and (ii) options to acquire 131,088 shares of common stock at an exercise price of $30.00 per share.
(4)	Includes 4,320 unvested shares of restricted stock.
(5)	Mr. Cleary has pledged 25,552 shares of our common stock as security for a margin loan.
(6)	Includes 4,781 unvested shares of restricted stock.
(7)	Includes 24,000 shares of common stock held in trusts for which Mr. Hughes is a trustee.
(8)	Includes 53,618 unvested shares of restricted stock.
(9)	Includes 54,243 unvested shares of restricted stock.
(10)	Includes 16,666 shares of common stock held in a trust for which Mr. Stern is a trustee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act (“Section 16(a)”) requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities (“10% Holders”), to file reports of ownership and changes in ownership with the SEC. Officers, directors and 10% Holders are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. To our knowledge, based solely on review of the copies of such reports furnished to us, or written representations from reporting persons that all reportable transactions were reported, we believe that during the fiscal year ended December 31, 2012 the executive officers, directors and 10% Holders timely filed all reports they were required to file under Section 16(a).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Options and Restricted Stock Awards

We have granted shares of restricted stock to our independent directors and shares of restricted stock and options to purchase shares of our common stock to certain officers and employees. See “Named Executive Officer Compensation for 2012—Compensation, Discussion and Analysis—Compensation of Our Named Executive Officers for 2011 Performance” and “Director Compensation for 2012” for a discussion of the restricted stock that we granted to our NEOs and directors in 2012.

Purchases of Common Stock by Executive Officers, Directors and Affiliates

Certain of our executive officers, directors, and employees own shares of our common stock as a result of purchases of our common stock in certain of our private offerings, our initial public offering and open market transactions. All of these securities were purchased at the same price paid by other third party investors.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements require, among other things, that we indemnify our directors and certain officers to the fullest extent permitted by law and advance to our directors and certain officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.

Related Person Transaction Policy

Our Board of Directors has adopted a policy regarding the approval of any “related person transaction,” which is any transaction or series of transactions in which we or any of our subsidiaries is or are to be a participant, the amount involved exceeds $120,000 and a “related person” (as defined under SEC rules) has a direct or indirect material interest. Under the policy, a related person would need to promptly disclose to our corporate secretary any related person transaction and (i) all material facts about the transaction, (ii) the benefits to us of the related party transaction, (iii) if applicable, the availability of other sources of comparable products and services and (iv) an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally. Our corporate secretary would then assess whether the proposed transaction is a “related person transaction” and, if so, promptly communicate that information to the audit committee. Based on its consideration of all of the relevant facts and circumstances, the audit committee will decide whether or not to approve such transaction. If we become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction will be referred to the audit committee, which will evaluate all options available, including ratification, revision or termination of such transaction. Our policy requires any member of the audit committee who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at the 2014 annual meeting of stockholders, including a proposal for the election of a director, must be received by the corporate secretary of the Company no later than December 4, 2013 in order to be considered for inclusion in our proxy statement relating to the 2014 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”).

Our bylaws currently provide that in order for a proposal of a stockholder to be presented at our 2014 Annual Meeting of Stockholders, other than a stockholder proposal included in our proxy statement pursuant to Rule 14a-8, it must be received at our principal executive offices no earlier than November 4, 2013 and on or before 5:00 p.m., Eastern Time, December 4, 2013. If the 2014 annual meeting of stockholders is scheduled to take place before April 10, 2014 or after June 9, 2014, then notice must be delivered no earlier than the close of business on the 150th day prior to the 2014 annual meeting of stockholders and not later than the close of business on the later of the 120th day prior to the 2014 annual meeting of stockholders or the tenth day following the day on which public announcement of the date of the 2014 annual meeting of stockholders is first made public by the Company. Any such proposal should be mailed to: CYS Investments, Inc., 890 Winter Street, Suite 200, Waltham, Massachusetts 02451, Attention: Corporate Secretary. The stockholder filing the notice of nomination must include:

•	As to the stockholder giving the notice:

•	the name and address of such stockholder or stockholder associated person, as they appear on our stock ledger, and current name and address, if different;

•

the class, series and number of shares of stock of the Company which are owned by such stockholder or any stockholder associated person, if any, and the nominee holder for, and number of, shares owned beneficially (within the meaning of Rule 13d-3 under the Exchange Act) but not of record by such stockholder and by such stockholder associated person;

•

any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such stockholder and/or stockholder associated person, the purpose or effect of which is to give such stockholder and/or stockholder associated person economic risk similar to ownership of shares of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company, or which derivative, swap or other transactions provide, directly or indirectly, the opportunity to profit from any increase in the price or value of shares of any class or series of the Company (“synthetic equity interests”), which synthetic equity interests shall be disclosed without regard to whether (x) the derivative, swap or other transactions convey any voting rights in such shares to such stockholder and/or stockholder associated person, (y) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such shares or (z) such stockholder and/or stockholder associated person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions;

•	any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder and/or stockholder associated person has a right to vote any shares of any security of the Company;

•	any short interest in any security of the Company;

•

any rights to dividends on the shares of the Company owned beneficially by such stockholder and/or stockholder associated person that are separate or separable from the underlying shares of the Company;

•	any proportionate interest in shares of the Company or synthetic equity interests held, directly or indirectly, by a general or limited partnership in which such stockholder and or stockholder associated person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; and

•

any performance-related fees (other than an asset-based fee) to which such stockholder and/or stockholder associated person is entitled based on any increase or decrease in the value of shares of the Company, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder’s and/or stockholder associated person’s immediate family sharing the same household; and

•	As to each person whom the stockholder proposes to nominate for election as a director:

•	the name, age, business address and residence address of the person;

•	the class, series and number of shares of stock of the Company that are beneficially owned by the person;

•	the date such shares were acquired and the investment intent of such acquisition;

•

all other information relating to the person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC; and

•	the written consent of the person to be named in the proxy statement as a nominee and to serve as a director if elected.

In order for a stockholder to bring other business before a stockholder meeting, timely notice must be received by us within the time limits described above. That notice must include:

•	the information described above with respect to the stockholder proposing such business;

•	a description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; and

•

any material interest in such business of the stockholder and any stockholder associated person, individually or in the aggregate, including the anticipated benefit to the stockholder and any stockholder associated person.

A copy of the bylaws may be obtained from our corporate secretary by written request to the same address.

“HOUSEHOLDING” OF ANNUAL REPORT ON

FORM 10-K AND PROXY STATEMENT

The SEC rules allow for the delivery of a single copy of an annual report to stockholders and proxy statement to any household at which two or more stockholders reside, if it is believed the stockholders are members of the same family. This delivery method, known as “householding,” will save us printing and mailing costs. Duplicate account mailings will be eliminated by allowing stockholders to consent to such elimination, or through implied consent, if a stockholder does not request continuation of duplicate mailings. Brokers, dealers, banks or other nominees or fiduciaries that hold shares of our common stock in “street” name for beneficial owners of our common stock and that distribute proxy materials and annual reports they receive to beneficial owners may be householding. Depending upon the practices of your broker, bank or other nominee or fiduciary, you may need to contact them directly to discontinue duplicate mailings to your household. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee or fiduciary.

If you hold shares of common stock in your own name as a holder of record, householding will not apply to your shares. Also, if you own shares of common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one set of our proxy statements and annual reports to stockholders. To assist us in saving money and to provide you with better stockholder services, we encourage you to have all of your accounts registered in the same name and address. You may do this by contacting the Company’s transfer agent, Computershare by telephone at (800) 622-6757 within the U.S. and Canada or (781) 575-4735 outside the U.S. and Canada in writing at P.O. Box 43078, Providence, Rhode Island 02940.

If you wish to request extra copies free of charge of any annual report to stockholders or proxy statement, please send your request to CYS Investments, Inc., 890 Winter Street, Suite 200, Waltham, Massachusetts 02451, Attention: Secretary. You can also refer to our web site at www.cysinv.com. Information at, or connected to, our web site is not and should not be considered part of this proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS,

Thomas A. Rosenbloom

Secretary

Waltham, Massachusetts

March 27, 2013

APPENDIX A

CYS INVESTMENTS, INC.

2013 EQUITY INCENTIVE PLAN

-i-

-ii-

ARTICLE I

DEFINITIONS

1.01.	Affiliate

Affiliate means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the Company (including, but not limited to, joint ventures, limited liability companies and partnerships). For this purpose, the term “control” shall mean ownership of 50% or more of the total combined voting power or value of all classes of shares or interests in the entity, or the power to direct the management and policies of the entity, by contract or otherwise.

1.02.	Agreement

Agreement means a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of a Stock Award, an Incentive Award, an award of Performance Units, an Option, SAR or Other Equity-Based Award granted to such Participant.

1.03.	Board

Board means the Board of Directors of the Company.

1.04.	Change in Control

“Change in Control” shall mean a change in control of the Company which will be deemed to have occurred after the date hereof if:

(1)	any “Person” is or becomes the Beneficial Owner, as such term is defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company representing at least 50% of the combined voting power or common stock of the Company;

(2)	during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than (A) a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (1), (3), or (4) of this Section 1.04 or (B) a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of trustees of the Company) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(3)	there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, more than 50% of the combined voting power and common stock of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

(4)	there is consummated a sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect, including a liquidation) other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than fifty percent (50%) of the combined voting power and common stock of which is owned by stockholders of the Company in substantially the same proportions as their ownership of the common shares of the Company immediately prior to such sale.

Notwithstanding the foregoing, if an award under this Plan constitutes “deferred compensation” under Section 409A of the Code, no payment shall be made under such award on account of a Change in Control unless the occurrence of one or more of the preceding events also constitutes a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets, all as determined in accordance with the regulations under Section 409A of the Code.

1.05.	Code

Code means the Internal Revenue Code of 1986, and any amendments thereto.

1.06.	Committee

Committee means the Compensation Committee of the Board; provided, however, that if there is no Compensation Committee, then “Committee” means the Board; and provided, further that with respect to awards made to a member of the Board who is not an employee of the Company or an Affiliate, “Committee” means the Board.

1.07.	Common Stock

Common Stock means common stock of the Company.

1.08.	Company

Company means CYS Investments, Inc., a Maryland corporation.

1.09.	Control Change Date

Control Change Date means the date on which a Change in Control occurs. If a Change in Control occurs on account of a series of transactions, the “Control Change Date” is the date of the last of such transactions.

1.10.	Corresponding SAR

Corresponding SAR means an SAR that is granted in relation to a particular Option and that can be exercised only upon the surrender to the Company, unexercised, of that portion of the Option to which the SAR relates.

1.11.	Dividend Equivalent Right

Dividend Equivalent Right means the right, subject to the terms and conditions prescribed by the Committee, of a Participant to receive (or have credited) cash, stock or other property in amounts equivalent to the cash, stock or other property dividends declared on Common Stock with respect to specified Performance Units or shares of Common Stock subject to an Other Equity-Based Award, as determined by the Committee, in its sole discretion. The Committee shall provide that Dividend Equivalent Rights (if any) payable with respect to any award that does not vest or become exercisable solely on account of continued employment or service shall be distributed only when, and to the extent that, the underlying award is vested or exercisable and also may provide that Dividend Equivalent Rights (if any) shall be deemed to have been reinvested in additional shares of Common Stock or otherwise reinvested.

1.12.	Exchange Act

Exchange Act means the Securities Exchange Act of 1934, as amended.

1.13.	Fair Market Value

Fair Market Value means, on any given date, the reported “closing” price of a share of Common Stock as reported on the composite tape of the principal national securities exchange on which the Common Stock is listed or admitted to trading. If, on any given date, the Common Stock is not listed or admitted to trading on a national securities exchange, then Fair Market Value shall be the “closing” price of a share of Common Stock on such other exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted on any exchange, the amount determined by the Committee using any reasonable method in good faith and in accordance with the regulations under Section 409A of the Code. If the Common Stock is listed or admitted to trading but there is no reported sale of Common Stock on such day, then Fair Market Value shall be determined on the immediately preceding day on which sales of Common Stock are reported.

1.14.	Incentive Award

Incentive Award means an award under Article XI which, subject to the terms and conditions prescribed by the Committee, entitles the Participant to receive a payment from the Company or an Affiliate.

1.15.	Initial Value

Initial Value means, with respect to a Corresponding SAR, the option price per share of the related Option and, with respect to an SAR granted independently of an Option, the price per share of Common Stock as determined by the Committee on the date of grant; provided, however, that the price shall not be less than the Fair Market Value on the date of grant.

1.16.	Option

Option means an option that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the price set forth in an Agreement.

1.17.	Other Equity-Based Award

Other Equity-Based Award means any award other than an Option, SAR, a Performance Unit award or a Stock Award which, subject to such terms and conditions as may be prescribed by the Committee, entitles a Participant to receive Common Stock or rights or units valued in whole or in part by reference to, or otherwise based on, Common Stock (including securities convertible into Common Stock).

1.18.	Participant

Participant means an employee or officer of the Company or an Affiliate, a member of the Board, or an individual who provides bona fide services to the Company or an Affiliate and who satisfies the requirements of Article IV and is selected by the Committee to receive an award of Performance Units, a Stock Award, an Incentive Award, Option, SAR, Other Equity-Based Award or a combination thereof.

1.19.	Performance Goal

Performance Goal means a performance objective that is stated with respect or relating to one or more of the following, alone or in combination: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per share of Common Stock; (v) book value per share of Common Stock; (vi) return on stockholders’ equity; (vii) expense management; (viii) return on investments; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) Fair Market Value; (xiii) dividends per share of Common Stock; (xiv) revenues; (xv) costs; (xvi) cash flow; (xvii) total stockholder return; and (xviii) return on assets or net assets.

A Performance Goal may be expressed on an absolute basis or relative to the performance of one or more similarly situated companies or a published index. When establishing Performance Goals, the Committee may exclude any or all special, unusual or extraordinary items as determined under U.S. generally accepted accounting principles, including, without limitation, the charges or costs associated with restructurings of the Company, discontinued operations, other unusual or non-recurring items and the cumulative effects of accounting changes. To the extent permitted under Section 162(m) of the Code (for any award that is intended to constitute “performance based compensation” under Section 162(m) of the Code), the Committee may also adjust the Performance Goals as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles or such other factors as the Committee may determine.

1.20.	Performance Units

Performance Units means an award, in the amount determined by the Committee, stated with reference to a specified or determinable number of shares of Common Stock or other securities or property, that in accordance with the terms of an Agreement entitles the holder to receive a payment for each specified unit equal to the value of the Performance Unit on the date of payment.

1.21.	Person

“Person” means any human being, firm, corporation, partnership, or other entity. “Person” also includes any human being, firm, corporation, partnership, or other entity as defined in sections 13(d)(3) and 14(d)(2) of the Exchange Act. Notwithstanding the preceding sentence, the term “Person” does not include (i) the Company or any of its subsidiaries, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Affiliate, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the Common Shares or (v) any person or group as used in Rule 13d-1(b) under the Exchange Act.

1.22.	Plan

Plan means this CYS Investments, Inc. 2013 Equity Incentive Plan.

1.23.	SAR

SAR means a stock appreciation right that in accordance with the terms of an Agreement entitles the holder to receive, with respect to each share of Common Stock encompassed by the exercise of the SAR, the excess, if any, of the Fair Market Value at the time of exercise over the Initial Value. References to “SARs” include both Corresponding SARs and SARs granted independently of Options, unless the context requires otherwise.

1.24.	Stock Award

Stock Award means shares of Common Stock awarded to a Participant under Article VIII.

1.25.	Ten Percent Stockholder

Ten Percent Stockholder means any individual owning more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of a “parent corporation” or “subsidiary corporation” (as such terms are defined in Section 424 of the Code) of the Company. An individual shall be considered to own any shares of voting stock owned (directly or indirectly) by or for his or her brothers, sisters, spouse, ancestors or lineal descendants and shall be considered to own proportionately any shares of voting stock owned (directly or indirectly) by or for a corporation, partnership, estate or trust of which such individual is a stockholder, partner or beneficiary.

ARTICLE II

PURPOSES

The Plan is intended to assist the Company and its Affiliates in recruiting and retaining individuals and other service providers with ability and initiative by enabling such persons or entities to participate in the future success of the Company and its Affiliates and to associate their interests with those of the Company and its stockholders. The Plan is intended to permit the grant of both Options qualifying under Section 422 of the Code (“incentive stock options”) and Options not so qualifying, and the grant of SARs, Stock Awards, Incentive Awards, Performance Units, and Other Equity-Based Awards in accordance with the Plan and any procedures that may be established by the Committee. No Option that is intended to be an incentive stock option shall be invalid for failure to qualify as an incentive stock option. The proceeds received by the Company from the sale of Common Stock pursuant to this Plan shall be used for general corporate purposes.

ARTICLE III

ADMINISTRATION

The Plan shall be administered by the Committee. The Committee shall have authority to grant SARs, Stock Awards, Incentive Awards, Performance Units, Options and Other Equity-Based Awards upon such terms (not inconsistent with the provisions of this Plan), as the Committee may consider appropriate. Such terms may include conditions (in addition to those contained in this Plan), on the exercisability of all or any part of an Option or SAR or on the transferability or forfeitability of a Stock Award, an Incentive Award, an award of Performance Units or an Other Equity-Based Award. Notwithstanding any such conditions, the Committee may, in its discretion, accelerate the time at which any Option or SAR may be exercised, or the time at which a Stock Award, an Incentive Award or Other Equity-Based Award may become transferable or nonforfeitable or the time at which an Other Equity-Based Award, an Incentive Award or an award of Performance Units may be settled. In addition, the Committee shall have complete authority to interpret all provisions of this Plan; to prescribe the form of Agreements; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan (including rules and regulations that require or allow Participants to defer the payment of benefits under the Plan); and to make all other determinations necessary or advisable for the administration of this Plan. The Committee’s determinations under the Plan (including without limitation, determinations of the individuals to receive awards under the Plan, the form, amount and timing of such awards, the terms and provisions of such awards and the Agreements) need not be uniform and may be made by the Committee selectively among individuals who receive, or are eligible to receive, awards under the Plan, whether or not such persons are similarly situated. The express grant in the Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. Any decision made, or action taken, by the Committee in connection with the administration of this Plan shall be final and conclusive. The members of the Committee shall not be liable for any act done in good faith with respect to this Plan or any Agreement, Option, SAR, Stock Award, Incentive Award, Other Equity-Based Award or award of Performance Units. All expenses of administering this Plan shall be borne by the Company.

The Committee, in its discretion, may delegate to the Company’s Chief Executive Officer all or part of the Committee’s authority and duties with respect to grants and awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act. The Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee’s delegate that were consistent with the terms of the Plan and the Committee’s prior delegation. References to the “Committee” in the Plan include the Committee’s delegate to the extent consistent with the Committee’s delegation.

ARTICLE IV

ELIGIBILITY

Any employee of the Company or an Affiliate (including a trade or business that becomes an Affiliate after the adoption of this Plan) and any member of the Board is eligible to participate in this Plan. In addition, any other individual who provides significant services to the Company or an Affiliate is eligible to participate in this Plan if the Committee, in its sole discretion, determines that the participation of such individual is in the best interest of the Company. The Committee may also grant Options, SARs, Stock Awards, Incentive Awards, Performance Units and Other Equity-Based Awards to an individual as an inducement to such individual becoming eligible to participate in the Plan and prior to the date that the individual first performs services for the Company or an Affiliate, provided that such awards will not become vested or exercisable, and no shares shall be issued or other payment made to such individual with respect to such awards prior to the date the individual first performs services for the Company or an Affiliate.

ARTICLE V

COMMON STOCK SUBJECT TO PLAN

5.01.	Common Stock Issued

Upon the award of shares of Common Stock pursuant to a Stock Award, an Other Equity-Based Award or in settlement of an award of Performance Units or Incentive Award, the Company may deliver to the Participant shares of Common Stock from its treasury shares or authorized but unissued Common Stock. Upon the exercise of any Option, SAR or Other Equity-Based Award denominated in Common Stock, the Company may deliver to the Participant (or the Participant’s broker if the Participant so directs), shares of Common Stock from its treasury shares or authorized but unissued Common Stock.

5.02.	Aggregate Limit

(a) The maximum aggregate number of shares of Common Stock that may be issued under this Plan pursuant to the exercise of Options and SARs, the grant of Stock Awards or Other Equity-Based Awards and the settlement of Performance Units and Incentive Awards is 8,500,000 shares.

(b) The maximum number of shares of Common Stock that may be issued under this Plan in accordance with Section 5.02(a) shall be subject to adjustment as provided in Article XII.

(c) The maximum number of shares of Common Stock that may be issued upon the exercise of Options that are incentive stock options or Corresponding SARs that are related to incentive stock options shall be determined in accordance with Sections 5.02(a) and 5.02(b).

5.03.	Individual Grant Limit

The maximum number of Options, SARs, Stock Awards, Performance Units or Other Equity-Based Awards that may be granted to an individual in any calendar year shall be (i) 20,000 shares of Common Stock (in the case of a Participant who is a member of the Board but who is not an employee of the Company or an Affiliate) and (ii) 500,000 shares of Common Stock in the case of other Participants. For purposes of this Section 5.03, an Option and Corresponding SAR shall be treated as a single award. The maximum number of shares of Common Stock for which a Participant may be granted Options, SARs, Stock Awards, Performance Units and Other Equity-Based Awards in any calendar year shall be subject to adjustment as provided in Article XII.

5.04.	Reallocation of Shares

If any award or grant under the Plan expires, is forfeited or is terminated without having been exercised or is paid in cash without delivery of shares of Common Stock or if, after May 10, 2013, any award or grant under the Cypress Sharpridge Investments, Inc. 2006 Stock Incentive Plan expires, is forfeited or is terminated without having been exercised or is paid in cash without delivery of shares of Common Stock, then any shares of Common Stock covered by such lapsed, cancelled, expired, unexercised or cash-settled portion of such award or grant shall be available for the grant of other Options, SARs, Stock Awards, Other Equity-Based Awards and settlement of Performance Units and Incentive Awards under this Plan. Any shares of Common Stock tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any award granted under the Plan shall increase the number of shares of Common Stock available for future grants or awards. If an SAR is settled with shares of Common Stock, the number of shares of Common Stock authorized for issuance under the Plan shall be reduced by the number of SARs exercised (rather than the number of shares of Common Stock issued upon exercise of the SAR).

ARTICLE VI

OPTIONS

6.01.	Award

In accordance with the provisions of Article IV, the Committee will designate each individual to whom an Option is to be granted and, subject to Section 5.03, will specify the number of shares of Common Stock covered by such awards.

6.02.	Option Price

The price per share of Common Stock purchased on the exercise of an Option shall be determined by the Committee on the date of grant, but shall not be less than the Fair Market Value on the date the Option is granted. Notwithstanding the preceding sentence, the price per share of Common Stock purchased on the exercise of any Option that is an incentive stock option granted to an individual who is a Ten Percent Stockholder on the date such option is granted, shall not be less than one hundred ten percent (110%) of the Fair Market Value on the date the Option is granted. Except as provided in Article XII, the price per share of an outstanding Option may not be reduced (by amendment, cancellation and new grant or otherwise) without the approval of stockholders. In addition, no payment shall be made in cancellation of an Option without the approval of stockholders if, on the date of cancellation, the option price per share exceeds Fair Market Value.

6.03.	Maximum Option Period

The maximum period in which an Option may be exercised shall be determined by the Committee on the date of grant except that no Option shall be exercisable after the expiration of ten years from the date such Option was granted. In the case of an incentive stock option granted to a Participant who is a Ten Percent Stockholder on the date of grant, such Option shall not be exercisable after the expiration of five years from the date of grant. The terms of any Option may provide that it is exercisable for a period less than such maximum period.

6.04.	Nontransferability

Except as provided in Section 6.05, each Option granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. In the event of any transfer of an Option (by the Participant or his transferee), the Option and any Corresponding SAR that relates to such Option must be transferred to the same person or persons or entity or entities. Except as provided in Section 6.05, during the lifetime of the Participant to whom the Option is granted, the Option may be exercised only by the Participant. No right or interest of a Participant in any Option shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

6.05.	Transferable Options

Section 6.04 to the contrary notwithstanding, if the Agreement provides, an Option that is not an incentive stock option may be transferred by a Participant to the Participant’s children, grandchildren, spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners, on such terms and conditions as may be permitted under Rule 16b-3 under the Exchange Act as in effect from time to time. The holder of an Option transferred pursuant to this Section shall be bound by the same terms and conditions that governed the Option during the period that it was held by the Participant; provided, however, that such transferee may not transfer the Option except by will or the laws of descent and distribution. In the event of any transfer of an Option (by the Participant or his transferee), the Option and any Corresponding SAR that relates to such Option must be transferred to the same person or persons or entity or entities.

6.06.	Employee Status

For purposes of determining the applicability of Section 422 of the Code (relating to incentive stock options), or in the event that the terms of any Option provide that it may be exercised only during employment or continued service or within a specified period of time after termination of employment or continued service, the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service.

6.07.	Exercise

Subject to the provisions of this Plan and the applicable Agreement, an Option may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Committee shall determine; provided, however, that incentive stock options (granted under the Plan and all plans of the Company and its Affiliates) may not be first exercisable in a calendar year for Common Shares having a Fair Market Value (determined as of the date an Option is granted) exceeding $100,000. An Option granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the Option could be exercised. A partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the Option. The exercise of an Option shall result in the termination of any Corresponding SAR to the extent of the number of shares with respect to which the Option is exercised.

6.08.	Payment

Subject to rules established by the Committee and as provided in an Agreement, payment of all or part of the Option price may be made in cash, certified check, by tendering shares of Common Stock or by attestation of ownership of shares of Common Stock, by a broker-assisted cashless exercise or by a “net settlement” of the Option exercise, i.e., by issuance of the number of shares of Common Stock for which the Option is exercised minus the number of shares with a Fair Market Value (determined as of the date of exercise) equal to the aggregate option price or the aggregate option price plus the amount of the income and employment taxes required to be withheld. If Common Stock is used to pay all or part of the Option price, the sum of the cash and cash equivalent and the Fair Market Value (determined as of the date of exercise) of the shares surrendered must not be less than the Option price of the shares for which the Option is being exercised.

6.09.	Stockholder Rights

No Participant shall have any rights as a stockholder with respect to Common Shares subject to an Option until the date of exercise of such Option.

6.10.	Disposition of Shares

A Participant shall notify the Company of any sale or other disposition of shares of Common Stock acquired pursuant to an Option that was an incentive stock option if such sale or disposition occurs (i) within two years of the grant of an Option or (ii) within one year of the issuance of the Common Stock to the Participant. Such notice shall be in writing and directed to the Secretary of the Company.

ARTICLE VII

SARS

7.01.	Award

In accordance with the provisions of Article IV, the Committee will designate each individual to whom SARs are to be granted and will, subject to Section 5.03, specify the number of shares of Common Stock covered by such awards. No Participant may be granted Corresponding SARs (under the Plan and all plans of the Company and its Affiliates) that are related to incentive stock options which are first exercisable in any calendar year for shares of Common Stock having an aggregate Fair Market Value (determined as of the date the related Option is granted) that exceeds $100,000.

7.02.	Maximum SAR Period

The term of each SAR shall be determined by the Committee on the date of grant, except that no SAR shall have a term of more than ten years from the date of grant. In the case of a Corresponding SAR that is related to an incentive stock option granted to a Participant who is a Ten Percent Stockholder on the date of grant, such Corresponding SAR shall not be exercisable after the expiration of five years from the date of grant. The terms of any SAR may provide that it has a term that is less than such maximum period.

7.03.	Nontransferability

Except as provided in Section 7.04, each SAR granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. In the event of any such transfer, a Corresponding SAR and the related Option must be transferred to the same person or persons or entity or entities. Except as provided in Section 7.04, during the lifetime of the Participant to whom the SAR is granted, the SAR may be exercised only by the Participant. No right or interest of a Participant in any SAR shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

7.04.	Transferable SARs

Section 7.03 to the contrary notwithstanding, if the Agreement provides, an SAR, other than a Corresponding SAR that is related to an incentive stock option, may be transferred by a Participant to the Participant’s children, grandchildren, spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners, on such terms and conditions as may be permitted under Rule 16b-3 under the Exchange Act as in effect from time to time. The holder of an SAR transferred pursuant to this Section shall be bound by the same terms and conditions that governed the SAR during the period that it was held by the Participant; provided, however, that such transferee may not transfer the SAR except by will or the laws of descent and distribution. In the event of any transfer of a Corresponding SAR (by the Participant or his transferee), the Corresponding SAR and the related Option must be transferred to the same person or person or entity or entities.

7.05.	Exercise

Subject to the provisions of this Plan and the applicable Agreement, an SAR may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Committee shall determine; provided, however, that a Corresponding SAR that is related to an incentive stock option may be exercised only to the extent that the related Option is exercisable and only when the Fair Market Value exceeds the option price of the related Option. An SAR granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the SAR could be exercised. A partial exercise of an SAR shall not affect the right to exercise the SAR from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the SAR. The exercise of a Corresponding SAR shall result in the termination of the related Option to the extent of the number of shares with respect to which the SAR is exercised.

7.06.	Employee Status

If the terms of any SAR provide that it may be exercised only during employment or continued service or within a specified period of time after termination of employment or continued service, the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons shall not be deemed interruptions of continuous employment or service.

7.07.	Settlement

At the Committee’s discretion, the amount payable as a result of the exercise of an SAR may be settled in cash, Common Stock, or a combination of cash and Common Stock. No fractional share will be deliverable upon the exercise of an SAR but a cash payment will be made in lieu thereof.

7.08.	Stockholder Rights

No Participant shall, as a result of receiving an SAR, have any rights as a stockholder of the Company or any Affiliate until the date that the SAR is exercised and then only to the extent that the SAR is settled by the issuance of shares of Common Stock.

7.09.	No Reduction of Initial Value

Except as provided in Article XII, the Initial Value of an outstanding SAR may not be reduced (by amendment, cancellation and new grant or otherwise) without the approval of stockholders. In addition, no payment shall be made in cancellation of a SAR without the approval of stockholders if, on the date of cancellation, the Initial Value exceeds Fair Market Value.

ARTICLE VIII

STOCK AWARDS

8.01.	Award

In accordance with the provisions of Article IV, the Committee will designate each individual to whom a Stock Award is to be made and will, subject to Section 5.03, specify the number of shares of Common Stock covered by such awards.

8.02.	Vesting

The Committee, on the date of the award, may prescribe that a Participant’s rights in a Stock Award shall be forfeitable or otherwise restricted for a period of time or subject to such conditions as may be set forth in the Agreement. By way of example and not of limitation, the Committee may prescribe that a Participant’s rights in a Stock Award shall be forfeitable or otherwise restricted subject to the attainment of objectives stated with reference to the Company’s, an Affiliate’s or a business unit’s attainment of objectives stated with respect to performance criteria established by the Committee, including the attainment of objectives stated with respect to one or more Performance Goals.

8.03.	Employee Status

In the event that the terms of any Stock Award provide that shares may become transferable and nonforfeitable thereunder only after completion of a specified period of employment or continuous service, the Committee may decide in each case to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service.

8.04.	Stockholder Rights

Unless otherwise specified in accordance with the applicable Agreement, while the shares of Common Stock granted pursuant to the Stock Award may be forfeited or are nontransferable, a Participant will have all rights of a stockholder with respect to a Stock Award, including the right to receive dividends and vote the shares; provided, however, that dividends payable on shares of Common Stock subject to a Stock Award that does not become nonforfeitable and transferable solely on account of continued employment or service, such dividends shall be distributed only when, and to the extent that, the underlying Stock Award is nonforfeitable and transferable and the Committee may provide that such dividends shall be deemed to have been reinvested in additional shares of Common Stock. During the period that the shares of Common Stock granted pursuant to the Stock Award may be forfeited or are nontransferable (i) a Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of shares granted pursuant to a Stock Award, (ii) the Company shall retain custody of any certificates evidencing shares granted pursuant to a Stock Award, and (iii) the Participant will deliver to the Company a stock power, endorsed in blank, with respect to each Stock Award. The limitations set forth in the preceding sentence shall not apply after the shares granted under the Stock Award are transferable and are no longer forfeitable.

ARTICLE IX

PERFORMANCE UNIT AWARDS

9.01.	Award

In accordance with the provisions of Article IV, the Committee will designate each individual to whom an award of Performance Units is to be made and will, subject to Section 5.03, specify the number of shares of Common Stock or other securities or property covered by such awards or the formula by which the number of shares of Common Stock or other securities or property covered by such awards will be determined. The Committee also will specify whether Dividend Equivalent Rights are granted in conjunction with the Performance Units.

9.02.	Earning the Award

The Committee, on the date of the grant of an award, may prescribe that a Participant’s rights in the Performance Units shall be forfeitable or otherwise restricted for a period of time or subject to such conditions as may be set forth in the Agreement. By way of example and not of limitation, the Committee may prescribe that the Performance Units will be earned, and the Participant will be entitled to receive payment pursuant to the award of Performance Units, only upon the satisfaction of performance objectives and such other criteria as may be prescribed by the Committee, including the attainment of objectives stated with respect to one or more Performance Goals.

9.03.	Payment

In the discretion of the Committee, the amount payable when an award of Performance Units is earned may be settled in cash, by the issuance of Common Stock, by the delivery of other securities or property or a combination thereof. A fractional share of Common Stock shall not be deliverable when an award of Performance Units is earned, but a cash payment will be made in lieu thereof. The amount payable when an award of Performance Units is earned shall be paid in a lump sum.

9.04.	Stockholder Rights

A Participant, as a result of receiving an award of Performance Units, shall not have any rights as a stockholder until, and then only to the extent that, the award of Performance Units is earned and settled in shares of Common Stock. After an award of Performance Units is earned and settled in shares of Common Stock, a Participant will have all the rights of a stockholder as described in Section 8.04.

9.05.	Nontransferability

Except as provided in Section 9.06, Performance Units granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. No right or interest of a Participant in any Performance Units shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

9.06.	Transferable Performance Units

Section 9.05 to the contrary notwithstanding, if the Agreement provides, an award of Performance Units may be transferred by a Participant to the Participant’s children, grandchildren, spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners, on such terms and conditions as may be permitted under Rule 16b-3 under the Exchange Act as in effect from time to time. The holder of Performance Units transferred pursuant to this Section shall be bound by the same terms and conditions that governed the Performance Units during the period that they were held by the Participant; provided, however that such transferee may not transfer Performance Units except by will or the laws of descent and distribution.

9.07.	Employee Status

In the event that the terms of any Performance Unit award provide that no payment will be made unless the Participant completes a stated period of employment or continued service, the Committee may decide to what extent leaves of absence for government or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service.

ARTICLE X

OTHER EQUITY—BASED AWARDS

10.01.	Award

In accordance with the provisions of Article IV, the Committee will designate each individual to whom an Other Equity-Based Award is to be made and will, subject to Section 5.03, specify the number of shares of Common Stock or other equity interests covered by such awards. The Committee also will specify whether Dividend Equivalent Rights are granted in conjunction with the Other Equity-Based Award.

10.02.	Terms and Conditions

The Committee, at the time an Other Equity-Based Award is made, shall specify the terms and conditions which govern the award. The terms and conditions of an Other Equity-Based Award may prescribe that a Participant’s rights in the Other Equity-Based Award shall be forfeitable, nontransferable or otherwise restricted for a period of time or subject to such other conditions as may be determined by the Committee, in its discretion and set forth in the Agreement, including the attainment of objectives stated with respect to one or more Performance Goals. Other Equity-Based Awards may be granted to Participants, either alone or in addition to other awards granted under the Plan, and Other Equity-Based Awards may be granted in the settlement of other Awards granted under the Plan.

10.03.	Payment or Settlement

Other Equity-Based Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, shall be payable or settled in shares of Common Stock, cash or a combination of Common Stock and cash, as determined by the Committee in its discretion. Other Equity-Based Awards denominated as equity interests other than Common Stock may be paid or settled in shares or units of such equity interests or cash or a combination of both as determined by the Committee in its discretion.

10.04.	Employee Status

If the terms of any Other Equity-Based Award provides that it may be earned or exercised only during employment or continued service or within a specified period of time after termination of employment or continued service, the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons shall not be deemed interruptions of continuous employment or service.

10.05.	Stockholder Rights

A Participant, as a result of receiving an Other Equity-Based Award, shall not have any rights as a stockholder until, and then only to the extent that, the Other Equity-Based Award is earned and settled in Common Shares.

ARTICLE XI

INCENTIVE AWARDS

11.01.	Award

In accordance with the provisions of Article IV, the Committee will designate each individual to whom an Incentive Award is to be made. The amount payable under all Incentive Awards shall be finally determined by the Committee; provided, however, that the maximum amount payable to an individual under all Incentive Awards granted in the same calendar year is $10,000,000.

11.02.	Terms and Conditions

The Committee, at the time an Incentive Award is made, shall specify the terms and conditions that govern the award. Such terms and conditions may prescribe that the Incentive Award shall be earned only to the extent that the Participant, the Company or an Affiliate, during a performance period of at least one year, achieves objectives stated with reference to one or more performance measures or criteria prescribed by the Committee, including the attainment of objectives stated with respect to one or more Performance Goals. Such terms and conditions also may include other limitations on the payment of Incentive Awards including, by way of example and not of limitation, requirements that the Participant complete a specified period of employment or service with the Company or an Affiliate or that the Company, an Affiliate, or the Participant attain stated objectives or goals (in addition to those prescribed in accordance with the preceding sentence) as a prerequisite to payment under an Incentive Award.

11.03.	Nontransferability

Incentive Awards granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. No right or interest of a Participant in an Incentive Award shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

11.04.	Employee Status

If the terms of an Incentive Award provide that a payment will be made thereunder only if the Participant completes a stated period of employment or continued service the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons shall not be deemed interruptions of continuous employment or service.

11.05.	Settlement

An Incentive Award that is earned shall be settled with a single lump sum payment which may be in cash, shares of Common Stock or a combination of cash and Common Stock, as determined by the Committee.

11.06.	Stockholder Rights

No participant shall, as a result of receiving an Incentive Award, have any rights as a stockholder of the Company or an Affiliate until the date that the Incentive Award is settled and then only to the extent that the Incentive Award is settled by the issuance of shares of Common Stock.

ARTICLE XII

ADJUSTMENT UPON CHANGE IN COMMON STOCK

The maximum number of shares of Common Stock as to which Options, SARs, Performance Units, Stock Awards and Other Equity-Based Awards may be granted, the individual grant limit in Section 5.03 and the terms of outstanding Stock Awards, Options, SARs, Incentive Awards, Performance Units and Other Equity-Based Awards shall be adjusted as determined by the Board in the event that (i) the Company (a) effects one or more nonreciprocal transactions between the Company and its stockholders such as a share dividend, extra-ordinary cash dividend, share split-up, subdivision or consolidation of shares that affects the number of shares or kind of Common Stock (or other securities of the Company) or the Fair Market Value (or the value of other Company securities) and causes a change in the Fair Market Value of the Common Stock subject to outstanding awards or (b) engages in a transaction to which Section 424 of the Code applies or (ii) there occurs any other event which, in the judgment of the Board necessitates such action. Any determination made under this Article XII by the Board shall be final and conclusive.

The issuance by the Company of shares of any class, or securities convertible into shares of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the maximum number of shares as to which Options, SARs, Performance Units, Stock Awards and Other Equity-Based Awards may be granted, the individual grant limit in Section 5.03 or the terms of outstanding Stock Awards, Options, SARs, Incentive Awards, Performance Units or Other Equity-Based Awards.

The Committee may make Stock Awards and may grant Options, SARs, Performance Units or Other Equity-Based Awards in substitution for performance shares, phantom shares, stock awards, stock options, stock appreciation rights, or similar awards held by an individual who becomes an employee of the Company or an Affiliate in connection with a transaction described in the first paragraph of this Article XII. Notwithstanding any provision of the Plan (other than the limitation of Section 5.02), the terms of such substituted Stock Awards, SARs, Other Equity-Based Awards, Options or Performance Units shall be as the Committee, in its discretion, determines is appropriate.

ARTICLE XIII

COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES

No Option or SAR shall be exercisable, no shares of Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), any listing agreement to which the Company is a party, and the rules of all domestic stock exchanges on which the Company’s shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any certificate issued to evidence shares of Common Stock when a Stock Award is granted, a Performance Unit, Incentive Award or Other Equity-Based Award is settled or for which an Option or SAR is exercised may bear such legends and statements as the Committee may deem advisable to assure compliance with federal and state laws and regulations. No Option or SAR shall be exercisable, no Stock Award or Performance Unit shall be granted, no Common Shares shall be issued, no certificate for Common

Stock shall be delivered, and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Committee may deem advisable from regulatory bodies having jurisdiction over such matters.

ARTICLE XIV

GENERAL PROVISIONS

14.01.	Effect on Employment and Service

Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof), shall confer upon any individual or entity any right to continue in the employ or service of the Company or an Affiliate or in any way affect any right and power of the Company or an Affiliate to terminate the employment or service of any individual or entity at any time with or without assigning a reason therefor.

14.02.	Unfunded Plan

This Plan, insofar as it provides for grants, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under this Plan. Any liability of the Company to any person with respect to any grant under this Plan shall be based solely upon any contractual obligations that may be created pursuant to this Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

14.03.	Rules of Construction

Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

All awards made under this Plan are intended to comply with, or otherwise be exempt from, Section 409A of the Code (“Section 409A”), after giving effect to the exemptions in Treasury Regulation sections 1.409A-1(b)(3) through (b)(12). This Plan and all Agreements shall be administered, interpreted and construed in a manner consistent with Section 409A. If any provision of this Plan or any Agreement is found not to comply with, or otherwise not be exempt from, the provisions of Section 409A, it shall be modified and given effect, in the sole discretion of the Committee and without requiring the Participant’s consent, in such manner as the Committee determines to be necessary or appropriate to comply with, or effectuate an exemption from, Section 409A. Each payment under an award granted under this Plan shall be treated as a separate identified payment for purposes of Section 409A.

If a payment obligation under an award or an Agreement arises on account of the Participant’s termination of employment and such payment obligation constitutes “deferred compensation” (as defined under Treasury Regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation sections 1.409A-1(b)(3) through (b)(12)), it shall be payable only after the Participant’s “separation from service” (as defined under Treasury Regulation section 1.409A-1(h)); provided, however, that if the Participant is a “specified employee” (as defined under Treasury Regulation section 1.409A-1(i)), any such payment that is scheduled to be paid within six months after such separation from service shall accrue without interest and shall be paid on the first day of the seventh month beginning after the date of the Participant’s separation from service or, if earlier, within fifteen days after the appointment of the personal representative or executor of the Participant’s estate following the Participant’s death.

14.04.	Withholding Taxes

Each Participant shall be responsible for satisfying any income and employment tax withholding obligations attributable to participation in the Plan. Unless otherwise provided by the Agreement, any such withholding tax obligations may be satisfied in cash (including from any cash payable in settlement of an award of Performance Units, SARs, Incentive Awards or Other Equity-Based Award) or a cash equivalent acceptable to the Committee. Any minimum statutory federal, state, district or city withholding tax obligations also may be satisfied (a) by surrendering to the Company shares of Common Stock previously acquired by the Participant; (b) by authorizing the Company to withhold or reduce the number of shares of Common Stock otherwise issuable to the Participant upon the exercise of an Option or SAR, the settlement of a Performance Unit award, Incentive Award or an Other Equity-Based Award (if applicable) or the grant or vesting of a Stock Award; or (c) by any other method as may be approved by the Committee. If shares of Common Stock are used to pay all or part of such withholding tax obligation, the Fair Market Value of the shares surrendered, withheld or reduced shall be determined as of the day the tax liability arises.

14.05.	Return of Awards; Repayment

Each Stock Award, Option, SAR, Performance Unit award, Incentive Award and Other Equity-Based Award granted under the Plan, as amended and restated herein, is subject to the condition that the Company may require that such award be returned and that any payment made with respect to such award must be repaid if such action is required under the terms of any Company “clawback” policy as in effect on the date that the payment was made, on the date the award was granted or, as applicable, the date the Option or SAR was exercised or the date the Stock Award, Performance Unit award or Other Equity-Based Award is vested or earned.

14.06.	REIT Status

The Plan shall be interpreted and construed in a manner consistent with the Company’s status as a REIT. No award shall be granted or awarded, and with respect to any award granted under the Plan, such award shall not vest, be exercisable or be settled (i) to the extent that the grant, vesting, exercise or settlement could cause the Participant or any other person to be in violation of the common stock ownership limit or aggregate stock ownership limit prescribed by the Company’s Articles of Incorporation or Charter, as amended from time to time or (ii) if, in the discretion of the Committee, the grant, vesting, exercise or settlement of the award could impair the Company’s status as a REIT.

ARTICLE XV

CHANGE IN CONTROL

15.01.	Impact of Change in Control

Upon a Change in Control, the Committee is authorized to cause (i) outstanding Options and SARs to become exercisable with respect to some or all of the shares of Common Stock covered by the awards, (ii) outstanding Stock Awards to become transferable and nonforfeitable with respect to some or all of the shares of Common Stock covered by the awards and (iii) outstanding Performance Units, Incentive Awards and Other Equity-Based Awards to become earned and nonforfeitable in whole or in part.

15.02.	Assumption Upon Change in Control

In the event of a Change in Control, the Committee, in its discretion and without the need for a Participant’s consent, may provide that an outstanding Option, SAR, Incentive Award, Stock Award, Performance Unit or Other Equity-Based Award shall be assumed by, or a substitute award granted by, the surviving entity in the Change in Control. Such assumed or substituted award shall be of the same type of award as the original Option, SAR, Incentive Award, Stock Award, Performance Unit or Other Equity-Based Award being assumed or substituted. The assumed or substituted award shall have an intrinsic value, as of the Control Change Date, that is substantially equal to the intrinsic value of the original award (or the difference between the Fair Market Value and the option price or Initial Value in the case of Options and SARs) as the Committee determines is equitably required and such other terms and conditions as may be prescribed by the Committee.

15.03.	Cash-Out Upon Change in Control

In the event of a Change in Control, the Committee, in its discretion and without the need of a Participant’s consent, may provide that each Option, SAR, Incentive Award, Stock Award and Performance Unit and Other Equity-Based Award shall be cancelled, in whole or in part, in exchange for a payment. The payment may be in cash, shares of Common Stock or other securities or consideration received by stockholders in the Change in Control transaction. The amount of the cancellation payment shall be an amount that is substantially equal to (i) the amount by which the price per share received by stockholders in the Change in Control exceeds the option price or Initial Value in the case of an Option and SAR, or (ii) the price per share received by stockholders for each share of Common Stock subject to a Stock Award, Performance Unit or Other Equity-Based Award, (iii) the value of the other securities or property in which the Performance Unit or Other Equity-Based award is denominated or (iv) the amount payable under an Incentive Award on account of meeting all Performance Goals or other performance objectives. If the option price or Initial Value exceeds the price per share received by stockholders in the Change in Control transaction, the Option or SAR may be cancelled under this Section 15.03 without any payment to the Participant.

15.04.	Limitation of Benefits

The benefits that a Participant may be entitled to receive under this Plan and other benefits that a Participant is entitled to receive under other plans, agreements and arrangements (which, together with the benefits provided under this Plan, are referred to as “Payments”), may constitute Parachute Payments that are subject to Code Sections 280G and 4999. As provided in this Section 15.04, the Parachute Payments will be reduced if, and only to the extent that, a reduction will allow a Participant to receive a greater Net After Tax Amount than a Participant would receive absent a reduction.

The Accounting Firm will first determine the amount of any Parachute Payments that are payable to a Participant. The Accounting Firm also will determine the Net After Tax Amount attributable to the Participant’s total Parachute Payments.

The Accounting Firm will next determine the largest amount of Payments that may be made to the Participant without subjecting the Participant to tax under Code Section 4999 (the “Capped Payments”). Thereafter, the Accounting Firm will determine the Net After Tax Amount attributable to the Capped Payments.

The Participant will receive the total Parachute Payments or the Capped Payments, whichever provides the Participant with the higher Net After Tax Amount. If the Participant will receive the Capped Payments, the total Parachute Payments will be adjusted by first reducing the amount of any noncash benefits under this Plan or any other plan, agreement or arrangement (with the source of the reduction to be directed by the Participant) and then by reducing the amount of any cash benefits under this Plan or any other plan, agreement or arrangement (with the source of the reduction to be directed by the Participant). The Accounting Firm will notify the Participant and the Company if it determines that the Parachute Payments must be reduced to the Capped Payments and will send the Participant and the Company a copy of its detailed calculations supporting that determination.

As a result of the uncertainty in the application of Code Sections 280G and 4999 at the time that the Accounting Firm makes its determinations under this Section 15.04, it is possible that amounts will have been paid or distributed to the Participant that should not have been paid or distributed under this Section 15.04 (“Overpayments”), or that additional amounts should be paid or distributed to the Participant under this Section 15.04 (“Underpayments”). If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant, which assertion the Accounting Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, the Participant must repay to the Company, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Participant to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Participant is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999. If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify the Participant and the Company of that determination and the amount of that Underpayment will be paid to the Participant promptly by the Company.

For purposes of this Section 15.04, the term “Accounting Firm” means the independent accounting firm engaged by the Company immediately before the Control Change Date. For purposes of this Section 15.04, the term “Net After Tax Amount” means the amount of any Parachute Payments or Capped Payments, as applicable, net of taxes imposed under Code Sections 1, 3101(b) and 4999 and any State or local income taxes applicable to the Participant on the date of payment. The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Payments, as applicable, in effect on the date of payment. For purposes of this Section 15.04, the term “Parachute Payment” means a payment that is described in Code Section 280G(b)(2), determined in accordance with Code Section 280G and the regulations promulgated or proposed thereunder.

ARTICLE XVI

AMENDMENT

The Board may amend or terminate this Plan at any time; provided, however, that no amendment may adversely impair the rights of a Participant with respect to outstanding awards without the Participant’s consent. In addition, an amendment will be contingent on approval of the Company’s stockholders if such approval is required by law or the rules of any exchange on which the Common Stock is listed or if the amendment would materially increase the benefits accruing to Participants under the Plan, materially increase the aggregate number of shares of Common Stock that may be issued under the Plan or materially modify the requirements as to eligibility for participation in the Plan.

ARTICLE XVII

DURATION OF PLAN

No Stock Award, Performance Unit Award, Incentive Award, Option, SAR or Other Equity-Based Award may be granted under this Plan after May 10, 2023. Stock Awards, Performance Unit awards, Incentive Awards, Options, SARs and Other Equity-Based Awards granted before such date shall remain valid in accordance with their terms.

ARTICLE XVIII

EFFECTIVE DATE OF PLAN

Options, Stock Awards, Performance Units, Incentive Awards and Other Equity-Based Awards may be granted under this Plan, as amended and restated herein, on and after the date that the Plan, as amended and restated herein, is adopted by the Board, provided that, this Plan, as amended and restated herein, shall not be effective unless the votes cast in favor of the approval of the amended and restated Plan by the stockholders of the Company exceed the votes cast opposing such proposal at a duly constituted meeting of the stockholders of the Company; provided that the total votes cast on the proposal with respect to the Plan represents more than 50% in interest of all shares entitled to vote on such proposal.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 2:00 a.m., Central Time, on May 10, 2013.

Vote by Internet • Go to www.envisionreports.com/CYS • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

- - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - -

A	Proposals — The Board of Directors recommends a vote “FOR” each of the nominees listed in Proposal 1, a vote “FOR” Proposal 2, a vote “FOR” Proposal 3 and a vote “FOR” Proposal 4.

1. Proposal to elect eight (8) directors (“Proposal 1”).	+

	For	Withhold		For	Withhold		For	Withhold
01 - Kevin E. Grant	☐	☐	02 - Tanya S. Beder	☐	☐	03 - Douglas Crocker, II	☐	☐

04 - Jeffrey P. Hughes	☐	☐	05 - Stephen P. Jonas	☐	☐	06 - Raymond A. Redlingshafer, Jr.	☐	☐

07 - James A. Stern	☐	☐	08 - David A. Tyson, PhD	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Approval of the Company’s 2013 Equity Incentive Plan (“Proposal 2”).	☐	☐	☐	3. Advisory vote to approve the compensation of the Company’s named executive officers (“Proposal 3”).	☐	☐	☐

4. To consider and act upon a proposal to ratify, confirm and approve the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013 (“Proposal 4”).

	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 10, 2013:

The proxy statement and our annual report to stockholders are available on the internet at http://www.cysinv.com. On this site, you will be able to access the proxy statement, our annual report to stockholders and any amendments or supplements to the foregoing material that is required to be furnished to stockholders. If you wish to obtain directions to the Annual Meeting, please contact our corporate secretary at (617) 639-0440.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

- - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Proxy — CYS INVESTMENTS, INC.	+

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 10, 2013

This Revocable Proxy is Solicited By the Board of Directors of CYS Investments, Inc.

The undersigned stockholder of CYS Investments, Inc., a Maryland corporation (the “Company”), hereby appoints Kevin E. Grant and Thomas A. Rosenbloom (collectively, the “Proxies”), and either of them, with full power to act alone and with full power of substitution and revocation, as proxies of the undersigned to attend the 2013 annual meeting of stockholders of the Company (the “Annual Meeting”) to be held at the offices of K&L Gates LLP, located at State Street Financial Center, One Lincoln Street, 19th Floor, Boston, Massachusetts 02111, on May 10, 2013 at 9:30 a.m., Eastern Time, and any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present upon the following proposals and to vote according to their discretion on any other matter which may properly be presented for action at the Annual Meeting or any adjournment or postponement thereof.

In their discretion, the Proxies are authorized to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” the election of all nominees for director, “FOR” the approval of our 2013 Equity Incentive Plan, “FOR” the compensation of our named executive officers and “FOR” the ratification and approval of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

C	Non-Voting Items

Change of Address — Please print new address below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.